Exhibit 4.6

LEASE

BETWEEN

TNC 120-140 EILEEN STUBBS LTD.

AND

IMMUNOVACCINE TECHNOLOGIES INC.

TABLE OF CONTENTS

Article 1.00 – INTERPRETATION		2

1.1	Defined Terms	2
1.2	Schedules	10
1.3	Agreement to Act Reasonably	11
1.4	Approval in Writing	11
1.5	Delegation of Authority	11
1.6	Interpretation	11

Article 2.00 - PREMISES		12

2.1	Premises	12
2.2	Use of Common Areas	12
2.3	Examination and Acceptance	12
2.4	Measurement of Areas	13
2.5	Landlord’s Work	13
2.6	Tenant’s Work	13

Article 3.00 – TERM		13

3.1	Term	13
3.2	Surrender	13
3.3	Occupancy	14
3.4	Overholding	14

Article 4.00 - RENT		15

4.1	Minimum Rent	15
4.2	Accrual and Adjustments of Rent	15
4.3	Additional Rent Treated as Minimum Rent	15
4.4	Currency and Place of Payment	15
4.5	Rental Arrears	15
4.6	Rent Deposit	16
4.7	Security Deposit	16
4.8	Net Lease	16
4.9	Landlord’s Option	16
4.10	Payments	17
4.11	Rent to be Paid without Set-Off	17

Article 5.00 - OPERATING COSTS		17

5.1	Tenant to Bear Proportionate Share of Operating Costs	17
5.2	Payment of Tenant’s Proportionate Share	21
5.3	Reallocation of Operating Costs	22

Article 6.00 - TAXES		22

6.1	Business Taxes of Tenant	22
6.2	Real Property Taxes	23

i

6.3	Alternate Methods of Taxation	23
6.4	Pro-Rata Adjustment	24
6.5	Deferrals and Appeals of Real Property Taxes	24
6.6	HST	24

Article 7.00 - UTILITIES		24

7.1	Utility Rates	24
7.2	Meters	25

Article 8.00 - CONTROL OF THE DEVELOPMENT		25

8.1	Control of the Development	25
8.2	Parking	26
8.3	Right to Relocate	27
8.4	Lighting Systems	27
8.5	Heating, Ventilating and Air-Conditioning	27
8.6	Janitorial Services and Waste Disposal	28
8.7	Elevator Service	28
8.8	Telecommunications	29
8.9	Health Emergency	30
8.10	Special Services	31

Article 9.00 - MAINTENANCE AND REPAIRS		31

9.1	Tenant’s and Landlord’s Repairs	31
9.2	Repair on Notice	33
9.3	Landlord’s Right to Enter	33
9.4	Alterations or Improvements	34
9.5	Notify Landlord	37
9.6	Party Wall	37
9.7	Maintenance of the Premises	37
9.8	Protrusions from the Premises	38
9.9	Tenant Not to Overload	38
9.10	Protection of Equipment	38

Article 10.00 - USE OF PREMISES		38

10.1	Use of Premises	38
10.2	Conduct of Business	39
10.3	Observance of Law	40
10.4	Rules and Regulations	40
10.5	Energy Conservation	40
10.6	Exhibiting Premises	40
10.7	By-Laws	40
10.8	Window Coverings	41
10.9	Name of Building	41
10.10	Access	41

Article 11.00 - ENVIRONMENTAL MATTERS		41

11.1	Environmental Laws and Policies	41
11.2	Use of Hazardous Substances	41
11.3	Tenant’s Responsibility	43
11.4	Landlord’s Audit Right	44
11.5	Survival of Obligations	44

Article 12.00 - INSURANCE AND INDEMNIFICATION		45

12.1	Tenant’s Insurance	45
12.2	Adverse Impact on Insurance	48
12.3	Landlord’s Insurance	48
12.4	Limitation of the Landlord’s Liability	49
12.5	Indemnification of Landlord	50
12.6	Employees	51

Article 13.00 - ASSIGNING AND SUBLETTING		51

13.1	Consent Required	51
13.2	Factors for Consent	51
13.3	Transfers	52
13.4	Corporate Ownership	54
13.5	No Advertising of the Premises	55
13.6	Sale or Assignment by Landlord	55

Article 14.00 - CONSTRUCTION AND OTHER LIENS		55

14.1	Discharge Of Liens	55

Article 15.00 - FIXTURES AND SIGNS		56

15.1	Removal and Restoration by Tenant	56
15.2	Tenant’s Signs	57
15.3	Landlord’s Signs	58

Article 16.00 - STATUS STATEMENT, ATTORNMENT AND SUBORDINATION		58

16.1	Status Statement	58
16.2	Attornment	58
16.3	Lease Subordination	58
16.4	Non-Disturbance Agreement	59
16.5	Power of Attorney	59
16.6	Financial Information and Other Information	59

Article 17.00 - DAMAGE, DESTRUCTION AND EXPROPRIATION		60

17.1	Destruction	60
17.2	Expropriation	62

Article 18.00 - LANDLORD’S COVENANTS		62

18.1	Quiet Enjoyment	62

Article 19.00 – DEFAULT		63

19.1	Default	63
19.2	Legal Expenses	64
19.3	Rights Cumulative	64
19.4	Acceptance of Rent - Non-Waiver	65
19.5	No Waiver	65
19.6	Accord and Satisfaction	65
19.7	Distress	65
19.8	Security Interest	67
19.9	Restriction on Right	67
19.10	Right to Perform	67
19.11	Repayment by the Tenant	68

Article 20.00 - GENERAL		68

20.1	Entire Agreement	68
20.2	Impossibility of Performance	68
20.3	Notice	69
20.4	Registration	70
20.5	Interest in Lands	70
20.6	Applicable Law	71
20.7	Tenant	71
20.8	Partial Invalidity	71
20.9	Compliance with the Municipal Government Act	71
20.10	Indemnification Agreement	72
20.11	Survival of Obligations	72
20.12	No Option	72
20.13	Time	72
20.14	Counterparts and Execution	73
20.15	No Adverse Presumption	73
20.16	Binding Effect	73

Schedule “A”	-	Legal Description of the Lands
Schedule “B”	-	Diagram of the Premises
Schedule “C”	-	Landlord’s Work
Schedule “D”	-	Tenant’s Work
Schedule “E”	-	Rules and Regulations
Schedule “F”	-	Indemnification Agreement
Schedule “G”	-	Hazardous Substances
Schedule “H”	-	Insurance Certificate
Schedule “I”	-	Authorization
Schedule “J”	-	Special Provisions

OFFICE LEASE

THIS LEASE made as of February 8, 2018.

BETWEEN:

TNC 120-140 EILEEN STUBBS LTD.

(the “Landlord”)

- and -

IMMUNOVACCINE TECHNOLOGIES INC.

(the “Tenant”)

The parties covenant and agree as follows:

BASIC PROVISIONS

The following are certain basic terms and provisions of this Lease (the “Basic Provisions”), which Basic Provisions form part of this Lease and are in certain instances referred to in subsequent sections of this Lease. Any conflict or inconsistency between the Basic Provisions and the other provisions of this Lease shall be resolved in favour of such other provisions.

Address of the Lands:	130 Eileen Stubbs Avenue, Dartmouth, Nova Scotia.

Suite Number of the Premises:	Suite 19. The location of the Premises is shown outlined in heavy dark lines on Schedule “B”.

Rentable Area of the Premises:	14,941 square feet.

Term:	10 years.

Fixturing Period:	None.

Commencement Date:	June 1, 2018.

Surrender Date:	May 31, 2028.

Minimum Rent:	Subject to adjustment in accordance with section 2.4:

Period of the Term	Annual Minimum Rent	Monthly Minimum Rent	Rent Per Square Foot
June 1, 2018 to May 31, 2023	$216,644.50	$18,053.71	$14.50
June 1, 2023 to May 31, 2028	$242,791.25	$20,232.60	$16.25

Minimum Rent Free Period:	The Tenant is not required to pay any Minimum Rent during the period June 1, 2018 to August 31, 2018. For clarity, the Tenant is responsible for the payment of Additional Rent during such period.

Rent Deposit:	First and last month’s Rent, as more particularly set out in Section 4.6.

Security Deposit:	One Hundred Thousand Dollars ($100,000.00), to be held in accordance with Section 4.7.

Permitted Uses:	The Premises may only be used for the purpose of general administrative offices and laboratories for the research, development and manufacturing of clinical stage immunotherapies.

Name of Indemnifier:	None.

Article 1.00 - INTERPRETATION

1.1	Defined Terms

In this Lease, unless there is something in the subject matter or context inconsistent therewith, the following words and terms, which may be used in the singular or the plural, have the respective meanings given them as follows:

“Additional Rent” means all sums of money or charges required to be paid by the Tenant under this Lease in addition to Minimum Rent whether or not designated “Additional Rent” and whether payable to the Landlord or to third parties;

“Allowance” has the meaning given it in paragraph 2 of Schedule “J”;

“Alterations” means any repairs, replacements, alterations, decorations or improvements to any part of the Premises, including any Tenant’s Work;

“Authority” means any federal, provincial or municipal department, board, agency or other authority (including suppliers of public utilities) having or claiming jurisdiction over the Landlord, the Tenant, the Development or the performance of any work on or use of the Development;

“Basic Provisions” means those provisions of this Lease set out under the heading “Basic Provisions” and which precede Article 1.00;

“BOMA” means Office Buildings: Standard Method for Measuring Floor Area (ANSI/BOMA Z65.1-2010), by the Building Owners and Managers Association, or such earlier standard as issued by such Association as may be selected by the Landlord;

“Building” means the building located on the Lands, together with all fixtures (excluding Tenant’s trade fixtures), improvements, heating, ventilation, air conditioning, electrical, mechanical, sprinkler and plumbing systems and facilities located in, on or serving such building, and all alterations, additions and replacements thereto;

“Business Day” means any day which is not a Saturday, Sunday or a statutory holiday observed in Nova Scotia;

“Business Taxes” means all taxes, rates, duties, fees and assessments and other charges of every nature and kind that may be levied, rated, charged or assessed against or in respect of:

(a)	all improvements, equipment and facilities of the Tenant on or in the Premises or any part or parts thereof; and

(b)	any and every business carried on or in the Premises or in respect of the use or occupancy thereof by the Tenant or any Transferee,

by any lawful Authority, and any and all taxes which may in future be levied in lieu of any of the foregoing, whether foreseen or unforeseen;

“Capital Tax” means an amount imputed by the Landlord to the Development in respect of taxes, rates, duties and assessments presently or hereafter levied, rated, charged or assessed from time to time upon the Landlord and payable by the Landlord (or by any corporation on behalf of the Landlord) on account of its or their capital. Capital Tax shall be imputed based on the amount allocated by the Landlord, acting reasonably, to the Development. Capital Tax also means the amount of any capital or place of business tax levied by any taxing Authority against the Landlord with respect to the Development whether known as “capital tax” or by any other name;

“Carbon Tax” means the aggregate of all taxes, rates, duties, levies, fees, charges and assessments whatsoever, imposed, assessed, levied, confirmed, rated or charged against or in respect of the associated Greenhouse Gas emissions from the consumption in or at the Building of electricity, or of natural gas, propane or any other fossil fuel used to produce energy (such as heat, light or electricity) for the Building or any part of it or levied in lieu thereof, and levied against the Landlord or the Building by any Authority;

“Claims” means claims, losses, damages (direct, indirect, consequential or otherwise), suits, judgments, causes of action, legal proceedings, executions, demands, penalties or other sanctions of every nature and kind whatsoever, whether accrued, actual, contingent or otherwise and any and all costs arising in connection therewith, including all legal expenses (including all such legal expenses in connection with any and all appeals);

“Commencement Date” means the date described as such in the Basic Provisions;

“Common Areas” means:

(a)	those areas, facilities, utilities, improvements, equipment and installations (in this definition collectively called the “Facilities”) in the Development which, from time to time, are not designated or intended by the Landlord to be leased to the tenants of the Building;

(b)	those Facilities designated by the Landlord, from time to time, as forming part of the Common Areas;

(c)	those Facilities which serve or are for the benefit of the Development, whether or not located within, adjacent to or near the Building, and which are designated from time to time by the Landlord as part of the Common Areas; and

(d)	those Facilities which are provided or designated by the Landlord for the use or benefit of the tenants in the Building, their employees, customers and other invitees in common with others entitled to the use or benefit of same in the manner and for the purposes permitted by this Lease and for the time so permitted by the Landlord.

Without limiting the generality of the foregoing, the Common Areas shall include the roof, exterior walls, exterior and interior structural elements, bearing walls, signage, public areas, corridors, stairways, public washrooms, utility rooms, storage rooms, janitor rooms, mechanical, electrical, plumbing and other installations, equipment, systems or services and all structures containing same (including the heating, ventilating and air conditioning system) and security, fire, life and safety systems in the Development and all exterior parking areas, landscaped areas, gravelled areas, passageways, private access roads and routes, pedestrian routes and sidewalks generally serving the Development. The Landlord may designate, amend and re-designate the Common Areas from time to time;

“CPI” means the Consumer Price Index, for all items, published by Statistics Canada (or by any successor thereof or by any other agency designated by the Landlord) for Halifax, or if not published for Halifax, for Nova Scotia, or if not published for Halifax or Nova Scotia, for Canada (or any index published in substitution for the Consumer Price Index or any other replacement index reasonably designated by the Landlord if it is no longer published). In the case of any required substitution, the Landlord shall be entitled to make all necessary conversions for comparison purposes;

“Development” means the Building, the Common Areas and the Lands, being known by such name as may be designated by the Landlord from time to time in its sole and absolute discretion;

“Environmental Laws” means all Laws regulating, relating to or imposing liability or a standard of conduct concerning the natural or human environment (including air, land, surface water, groundwater, waste, real and personal property, moveable and immoveable property, sustainability, building operations, recycling or resource consumption), public or occupational health and safety and the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, clean-up, elimination and treatment of a substance, hazardous or otherwise;

“Event of Default” means any of the following events:

(a)	the Tenant fails to pay any Rent when due under this Lease and such failure continues for 5 Business Days following written demand for the payment thereof being made by the Landlord on the Tenant. If, however, the Landlord provides such written notice twice in any 12 month period, it shall not be required to give any further written notices for the 12 month period following the date that the Landlord gives such second notice;

(b)	the Tenant fails to observe or perform any of the Tenant’s Covenants (other than the payment of Rent) and:

fails to remedy such breach within 15 days (or such shorter period as may be provided in this Lease) following the Tenant’s receipt of written notice from the Landlord respecting such breach (in this paragraph (b), the “Rectification Period”); or

if such breach cannot be reasonably remedied within the Rectification Period, the Tenant fails to commence to remedy such breach within the Rectification Period or thereafter fails to proceed diligently to remedy such breach;

(c)	the Tenant becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors (including electing to terminate or disclaim this Lease in connection with a proposal made by the Tenant under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or any other statute allowing the Tenant to terminate or disclaim this Lease);

(d)	a receiver or a receiver and manager is appointed for all or a portion of the Tenant’s property;

(e)	any steps are taken or any actions or proceedings are instituted by the Tenant or by any other party including without limitation any court or Authority having jurisdiction for the dissolution, winding up or liquidation of the Tenant or its assets;

(f)	the Tenant makes a sale in bulk of all or a substantial portion of its assets in the Premises other than in conjunction with a Transfer done in accordance with the terms of this Lease;

(g)	this Lease or any of the Tenant’s assets are taken under a writ of execution;

(h)	the Tenant effects a Transfer other than in accordance with the terms of this Lease;

(i)	the Premises become vacant or unoccupied for a period of 10 consecutive days or more without the consent of the Landlord or the Tenant abandons or attempts to abandon the Premises or disposes of its goods so that there would not after such disposal be sufficient goods of the Tenant on the Premises subject to distress to satisfy Rent for at least 3 months;

(j)	the occurrence of an event that the Landlord may treat as an Event of Default pursuant to other provisions of this Lease;

(k)	an Event of Default as defined in this paragraph occurs with respect to any lease or agreement under which the Tenant occupies other premises, if any, in the Development.

For greater clarity, the Landlord is not required to give the Tenant any notice in respect of the events described in paragraphs (c) to (k) of this definition, and an Event of Default arises immediately upon the occurrence of such an event;

“Expert” means any architect, engineer, land surveyor, chartered accountant or other professional consultant, in any case, appointed by the Landlord and, in the reasonable opinion of the Landlord, qualified to perform the specific function for which such Person was appointed;

“Fiscal Period” has the meaning given it in section 5.2(a);

“Fixturing Period” means the period of time, if any, specified as such in the Basic Provisions;

“Force Majeure” has the meaning given that term in section 20.2;

“Greenhouse Gases” means any or all of carbon dioxide (CO2), methane (CH4), nitrous oxide (N2O), Sulphur Hexafluoride (SF6), Perfluoromethane (CF4), Perfluoroethane (C2F6), Hydrofluorocarbons (HFCs), any substance designated as a greenhouse gas by applicable Laws and other substances commonly known as greenhouse gases;

“Hazardous Substance” means:

(a)	any solid, liquid, gaseous or radioactive substance (including radiation) which, when it enters into a building, exists in a building or is present in the water supplied to a building, or when it is released into the environment from a building or any part thereof or is entrained from one building to another building, or into the water or the natural environment, is likely to cause, at any time, material harm or degradation to any other property or any part thereof, or to the natural environmental or material risk to human or animal health, and includes, without limitation, any flammables, explosives, radioactive materials, asbestos, lead paint, polychlorinated biphenyls, fungal contaminants (including and by way of example, stachybotrys chartarum and other moulds), mercury and its compounds, dioxans and furans, chlordane, chlorofluorocarbons, hydro-chlorofluorocarbons, volatile organic compounds, urea formaldehyde foam insulation, radon gas, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic or noxious substances or related materials, petroleum and petroleum products;

(b)	any substance declared to be hazardous or toxic under any Environmental Laws or that does not meet any prescribed standard or criteria made under any present or future Environmental Laws; and

(c)	any substance, sound, vibration, ray, heat, radiation or odour of which the use, presence in the environment or release into the environment is prohibited, regulated, controlled or licenced under Environmental Laws;

“Health Emergency” means a situation, either real or perceived, in which the Landlord determines, based on what it believes to be reliable advice (including, without limitation, advice from a medical professional or a directive, bulletin, notice or other form of communication from a public health official), that individuals are or may be exposed in or at the Development to imminent danger from any disease, virus or other biological or physical agent which may, in any way, be detrimental to human health (including, without limitation, SARS and avian flu (H5N1) or any variant thereof);

“HST” means the harmonized sales tax imposed under the Excise Tax Act (Canada), and all other goods and services taxes, business transfer taxes, value-added or transaction taxes, sales taxes, multi-stage sales taxes, use or consumption taxes or any other taxes on the Landlord with respect to the Rent and any other amounts payable by the Tenant to the Landlord under this Lease which may at any time be imposed by an Authority on or in respect of rental or real property, whether characterized as a goods and services tax, sales tax, value-added tax or otherwise;

“HVAC Equipment” means the heating, ventilating, air conditioning and humidity control equipment servicing the Premises;

“Indemnifier” means the Person named as such in the Basic Provisions and who has executed or agreed to execute the Indemnification Agreement attached as Schedule “F”, or who otherwise guarantees the Tenant’s obligations under this Lease, if applicable;

“Injury” means, without limitation, bodily injury, personal injury, personal discomfort, mental anguish, shock, sickness, disease, death, false arrest, detention or imprisonment, malicious prosecution, libel, slander, defamation of character, invasion of privacy, wrongful entry or eviction and discrimination, or any of them, as the case may be;

“Insured Damage” means that part of any damage occurring to the Premises for which the cost of the repair (less any deductible) is actually recovered by the Landlord under insurance policies required to be carried by the Landlord pursuant to sections 12.3(a)(i), (ii) and (iv), or which would have been recovered had the Landlord taken out such insurance. For clarity, no damage occurring to any portion of the Premises to be insured by the Tenant pursuant to its obligations in this Lease (including the leasehold improvements) shall be considered Insured Damage;

“Landlord’s Covenants” means all of the terms, covenants and conditions of this Lease on the part of the Landlord to be observed and performed;

“Landlord’s Employees” means the Landlord’s property manager and asset manager and the Landlord’s property manager’s and asset manager’s respective directors, officers, employees, contractors, servants, agents and those for whom each of the Landlord and the Landlord’s property manager and asset manager, respectively, is responsible at law;

“Landlord’s Work” means the work, if any, required to be performed by the Landlord as set out in Schedule “C”;

“Lands” means the lands described in Schedule “Al” and which have the municipal address set out in the Basic Provisions;

“Laws” means all laws, statutes, ordinances, regulations, by-laws, directions, orders, rules, requirements, building codes of every nature and kind, directions and guidelines of all Authorities;

“Lease” means this document and the Schedules attached to it as originally signed and delivered or as amended from time to time;

“Leasehold Improvements” means all items in or serving the Premises and considered at common law as being a leasehold improvement, including all fixtures, improvements, installations and Alterations from time to time made, erected or installed (whether prior to or following the execution of this Lease) by or on behalf of the Landlord, the Tenant or any previous tenant or occupant of the Premises in, on or which serve the Premises, whether or not easily disconnected or movable and includes all the following, whether or not any of the same are in fact the Tenant’s trade fixtures: doors, partitions and hardware; internal walls; windows; cabling of every nature and kind; coolers, freezers, lockers; mechanical, electrical and utility installations designed solely to serve the Premises; carpeting, drapes, other floor and window coverings and drapery hardware; heating, ventilating, air conditioning and humidity control equipment; lighting fixtures; built in furniture and furnishings; counters in any way connected to the Premises or to any utility services located therein; and, all items which cannot be removed without damage to the Premises. Leasehold Improvements do not, however, include the Tenant’s trade fixtures (except as otherwise noted above in this definition), free standing furniture and equipment not in any way connected to the Premises or to any utility systems located therein (other than by merely plugging same into the electrical system serving the Premises);

“Loan” has the meaning given it in paragraph 3 of Schedule “J”;

“Medical Waste” means any solid or liquid waste that is generated in connection with the research, development and manufacturing of clinical stage immunotherapies, including:

(a)	culture dishes and other glassware;

(b)	discarded pharmaceuticals;

(c)	discarded surgical gloves;

(d)	discarded surgical instruments;

(e)	research laboratory waste;

(f)	medical supplies that may have been in contact with blood or other body fluids;

(g)	discarded medical sharps, including needles, syringes, disposable scalpels and blades;

(h)	heavy metals waste (such as, for example, broken mercury thermometers);

(i)	cultures, stocks, swabs used to inoculate cultures;

(j)	human or animal tissue; and

(k)	discarded lancets;

“Minimum Rent” means the annual rent payable by the Tenant under section 4.1;

“Mortgage” means any mortgage, charge or security instrument (including a deed of trust and mortgage securing bonds and all indentures supplemental thereto) which may now or hereafter affect the Development;

“Mortgagee” means the mortgagee, chargee, secured party or trustee for bond-holders, as the case may be, named in a Mortgage;

“Normal Business Hours” means the hours from 7:00 a.m. to 7:00 p.m. on Mondays through Fridays, unless any such day is not a Business Day;

“Operating Costs” means the costs described in section 5.1(a);

“Permitted Uses” means the uses which may be made of the Premises as set out opposite the heading “Permitted Uses” in the Basic Provisions;

“Person” means an individual, a corporation, a limited partnership, a general partnership, a trust, a joint stock company, a joint venture, an association, a syndicate, a bank, a trust company, an Authority and any other legal or business entity;

“Premises” means the premises demised by the Landlord to the Tenant for the Tenant’s exclusive possession as described in section 2.1;

“Prime Rate” means the rate of interest per annum established and quoted from time to time by such Canadian Chartered Bank designated from time to time by the Landlord as its reference rate of interest for the determination of interest rates that it charges customers of varying degrees of credit-worthiness for Canadian dollar loans made by it in Toronto, Ontario,

“Proportionate Share” means a fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Building;

“Real Property Taxes” means:

(a)	all real property taxes, including local improvement rates, levies, commercial concentration levies, rates, duties and assessments whether general or special, ordinary or extraordinary, foreseen or unforeseen, which may be levied or assessed by any lawful taxing Authority against the Development or any part thereof and any taxes or other amounts which are imposed instead of, or in addition to, any of the foregoing (whether of the foregoing character or not or whether in existence at the date that this Lease was executed);

(b)	all costs and expenses incurred by or on behalf of the Landlord for consulting, appraisal, legal and other professional fees and expenses to the extent they are incurred in an attempt to minimize or reduce the amounts described in paragraph (a); and

(c)	any and all penalties, late payment or interest charges imposed by any relevant taxing Authority as a result of the Tenant’s late payment of any of the amounts described in paragraph (a) or any instalments thereof, as the case may be;

“Rent” means all Minimum Rent and Additional Rent payable by the Tenant pursuant to this Lease;

“Rentable Area” of any portion of the Building means the rentable area of floor areas determined in accordance with BOMA and adjusted from time to time to take account of any structural, functional or other change affecting same. The certificate of the Landlord’s Expert as to the Rentable Area of any portion of the Building shall be conclusive and binding on the Landlord and the Tenant;

“Required Conditions” means:

(a)	the Tenant has not been habitually in default of the Tenant’s Covenants during the Term, and the Tenant will be considered to have been habitually in default of the Tenant’s Covenants during the Term if the Landlord has given the Tenant 4 or more written notices of default in any consecutive period of 18 months during the Term;

(b)	the Tenant is not in default of any of the Tenant’s Covenants;

(c)	the Tenant is in possession of and is conducting its business in the whole of the Premises;

(d)	the Tenant has not become insolvent or bankrupt, has not made any assignment for the benefit of creditors and has not, becoming bankrupt or insolvent, taken the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors;

(e)	a petition in bankruptcy has not been filed against the Tenant, a receiving order has not been made against the Tenant and no proceedings have been commenced respecting the winding up or termination of the existence of the Tenant;

(f)	no receiver or other person has taken possession or effective control of the assets or business of the Tenant or a substantial portion thereof pursuant to any security or other agreement or by any other means whatsoever, and there are no outstanding writs of execution against the Tenant; and

(g)	the Tenant has not effected a Transfer;

“Schedules” means the schedules attached to this Lease and which are more particularly described in section 1.2;

“Structural Components” means the structural components of the Building, namely, the foundations, footings, joists, bearing walls (excluding the exterior face), subfloor, roof (other than the roof membrane) and structural columns and beams of the Building;

“Surrender Date” means the date described as such in the Basic Provisions;

“Tenant’s Covenants” means all of the terms, covenants and conditions of this Lease on the part of the Tenant to be observed and performed;

“Tenant’s Employees” means the Tenant’s directors, officers, employees, servants, agents, contractors and those for whom the Tenant is responsible at law;

“Tenant’s Work” means the work, if any, to be performed by the Tenant as set out in Schedule “D”;

“Term” means the term of this Lease as set out in section 3.1;

“Transfer” means any of:

(a)	an assignment of this Lease by the Tenant in whole or in part;

(b)	any arrangement, written or oral, whether by sublease, licence or otherwise, whereby rights to use space within the Premises are granted to any Person (other than the Tenant) from time to time, which rights of occupancy are derived through or under the interest of the Tenant under this Lease; and

(c)	a mortgage or other encumbrance of this Lease or of all or any part of the Premises, or any interest therein; and “Transferee” means the assignee, subtenant, licensee or other Person allowed by the Tenant to use the Premises and named in a Transfer.

Certain terms which have been defined within specific sections of this Lease for use solely within those sections, or the Article within which such section is located, are not referred to above.

1.2	Schedules

The Schedules to this Lease are as follows:

Schedule “A”	-	Legal Description of the Lands
Schedule “B”	-	Diagram of the Premises
Schedule “C”	-	Landlord’s Work
Schedule “D”	-	Tenant’s Work
Schedule “E”	-	Rules and Regulations
Schedule “F”	-	Indemnification Agreement
Schedule “G”	-	Hazardous Substances
Schedule “H”	-	Insurance Certificate
Schedule “I”	-	Authorization
Schedule “J”	-	Special Provisions

The Schedules are incorporated into and form a part of this Lease.

1.3	Agreement to Act Reasonably

Whenever a party (the “Deciding Party”) is making a determination (including a determination of whether or not to provide its consent or approval where the Deciding Party’s consent or approval is required and whether or not reference is made to the Deciding Party making such determination in its sole discretion, or words of similar intent), designation, calculation, estimate, conversion or allocation under this Lease (collectively, a “Decision”), the Deciding Party shall (unless this Lease specifically provides to the contrary) act reasonably and shall not unreasonably delay its decision on whether or not to give its consent. If the Deciding Party decides that it will not provide its consent or approval when requested to do so, it shall provide the party requesting such consent or approval (the “Requesting Party”) with the reasons for its refusal at the same time as it advises the Requesting Party that it refuses to provide its consent or approval. Even though specific sections of this Lease may specifically require a party to act reasonably or not act unreasonably (or words of similar intent) in making a Decision, the absence of such a specific requirement in other sections of this Lease requiring a party to make a Decision will not negate the provisions of this section or be interpreted as though the provisions of this section do not apply to the making of such Decision.

1.4	Approval in Writing

Wherever the Landlord’s consent is required to be given under this Lease or wherever the Landlord must approve any act or performance by the Tenant, such consent or approval, as the case may be, will not be effective unless it is in writing.

1.5	Delegation of Authority

The Landlord’s Employees and such other persons as may be authorized by the Landlord from time to time may act on behalf of the Landlord in connection with any matter contemplated by this Lease, including the giving of notices to the Tenant.

1.6	Interpretation

In this Lease:

(a)	each obligation or agreement of a party expressed in this Lease, even though not expressed as a covenant, is for all purposes considered to be a covenant;

(b)	the phrase or term:

(i)	“however caused” includes the gross negligence of the Landlord and the Landlord’s Employees; and

(ii)	“including” means “including, without limitation” and the terms “including” and “include” will not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

(c)	words importing the singular include the plural and vice-versa, words importing gender include both genders and words importing persons include corporations and vice-versa;

(d)	any reference to an Article, section or Schedule is deemed to be refer to the applicable Article, section or Schedule contained in or attached to this Lease and to no other agreement or document unless specific reference is made to such other agreement or document;

(e)	any reference to a statute includes a reference to all regulations made pursuant to such statute, all amendments made to such statute and regulations in force from time to time and to any statute or regulation which may be passed and which has the effect of supplementing or superseding such statute or regulations;

(f)	the division of it into Articles and sections and the insertion of headings and any table of contents is for convenience of reference only and are not to be taken into account in interpreting this Lease or any part of it; and

(g)	any provisions that are shown as having been struck out or intentionally deleted are deemed not to exist and are not to be taken into account in interpreting this Lease or any part of it.

Article 2.00 - PREMISES

2.1	Premises

The Landlord hereby demises and leases the Premises to the Tenant and the Tenant hereby leases the Premises from the Landlord on the terms and conditions contained in this Lease. The Premises comprise the suite in the Building described in the Basic Provisions.

2.2	Use of Common Areas

The use and occupation by the Tenant of the Premises includes the non-exclusive right of the Tenant and Persons having business with the Tenant, in common with the Landlord, its other tenants, subtenants and all others entitled or permitted by the Landlord to the use of such parts of the Common Areas as may be designated from time to time as being available for general use by tenants and other occupants of the Building and customers and visitors thereto for such limited purposes as may be permitted by the Landlord, from time to time. Except as so permitted by the Landlord, the Tenant has no right to use the Common Areas for any other purposes.

2.3	Examination and Acceptance

The Tenant has examined the Premises and accepts the Premises on an “as is” basis, subject only to completion by the Landlord of the Landlord’s Work, if any. Upon the Landlord’s Work being completed, the Tenant will be deemed to have accepted the Landlord’s Work except to the extent of any deficiencies detailed in a deficiency notice (which must contain reasonable particulars of the deficiencies in the Landlord’s Work alleged by the Tenant) (the “Deficiency Notice”) and provided by the Tenant to the Landlord within 5 Business Days following the date that the Landlord advises the Tenant in writing that the Landlord’s Work has been completed (the “Inspection Period”). If the Tenant is not in possession of the Premises at the time that it receives a Deficiency Notice, then it may have such access to the Premises during the Inspection Period as it reasonably requires in order to inspect the Landlord’s Work. If a dispute arises over the deficiencies alleged by the Tenant, the decision of the Expert will be determinative of the issue. Upon the Landlord’s receipt of the Deficiency Notice from the Tenant:

(a)	in respect of those deficiencies that the Landlord agrees are deficiencies, the Landlord shall rectify same as soon as commercially reasonably possible following its receipt of the Deficiency Notice; and

(b)	in respect of those deficiencies that the Landlord disputes, upon the Expert making a determination to resolve the disputes, the Landlord shall rectify those disputed deficiencies that the Expert determines are the Landlord’s responsibility to rectify as soon as commercially reasonably possible following the date that the Expert renders its decision.

2.4	Measurement of Areas

(a)       For the purpose of determining the Rent payable hereunder, the Rentable Area of the Premises is deemed to be the amount set out in the Basic Provisions.

(b)       If there are any changes to the Building which would impact the Rentable Areas, then the Landlord may re-calculate or re-measure the Rentable Area of the Premises and such other areas of the Building as appropriate and may re-adjust the Minimum Rent and the Tenant’s Proportionate Share. The effective date of any such readjustment will be the date on which the Landlord advises the Tenant in writing of the re-measured or recalculated Rentable Area of the Premises.

2.5	Landlord’s Work

Intentionally Deleted.

2.6	Tenant’s Work

Upon being given possession of the Premises (whether exclusive or not), the Tenant shall, at its own expense (subject to paragraph 3 of Schedule “J”), diligently carry out and complete the Tenant’s Work. The Tenant will carry out the Tenant’s Work in such manner as will not interfere unreasonably with the performance by the Landlord of the Landlord’s Work and otherwise in accordance with the provisions of this Lease, including the provisions of sections 9.4 and 10.3.

Article 3.00 - TERM

3.1	Term

(a)       The Term is the period of time set out in the Basic Provisions as constituting the Term.

(b)       The Term commences on the Commencement Date and ends on the Surrender Date, both dates inclusive, unless the Term is otherwise terminated, renewed or extended as provided for in this Lease.

3.2	Surrender

The Tenant shall, on the last day of the Term, or upon the sooner termination of the Term, peaceably and quietly surrender and deliver vacant possession of the Premises to the Landlord in the condition and state of repair that the Premises was required to be maintained during the Term and shall otherwise comply with its obligations in section 15.1. If the Tenant fails to comply with the foregoing, the Tenant will, at the option of the Landlord, be deemed to be an overholding monthly tenant for so long as it may reasonably take to complete the required repairs, removal, restoration or clean-up (the “Overholding Period”). During the Overholding Period, the Tenant shall pay the Rent required by section 3.4 to be paid by an overholding tenant who is overholding without the consent of the Landlord (the “Overholding Rent”), notwithstanding the fact that the Tenant may have vacated the Premises. For clarity, nothing in this section entitles the Tenant to terminate such monthly tenancy or remain in possession of the Premises as it is the parties’ intent that the deemed monthly tenancy contemplated by this section only results in an obligation on the part of the Tenant to pay the Overholding Rent during the Overholding Period with the Tenant having no other rights or interest in or to the Premises.

3.3	Occupancy

Notwithstanding the commencement of the Term, the Tenant may not have access to or possession of the Premises until it has provided the Landlord with the following:

(a)	the insurance certificate required by section 12.1(e)(i) and the Landlord has approved such certificate;

(b)	the post-dated cheques or documentation required by section 4.9; and

(c)	evidence that the utilities for the Premises which are separately metered have been transferred into the name of the Tenant.

3.4	Overholding

(a)       Upon the expiration of this Lease by the passage of time or the sooner termination of the Term and the Tenant remaining in possession of the Premises:

(i)	there will be no implied renewal or extension of this Lease;

(ii)	if the Landlord consents in writing to the Tenant remaining in possession, the Tenant will be deemed, notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Premises as a monthly tenant, which monthly tenancy may be terminated by either party on 30 days written notice to the other, which 30 day period need not end on the last day of a calendar month;

(iii)	if the Landlord does not consent in writing to the Tenant remaining in possession, the Tenant will be deemed, notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Premises as a tenant at the will of the Landlord, which tenancy may be terminated at any time by the Landlord without the necessity of any notice to the Tenant;

(iv)	the Tenant shall occupy the Premises on the same terms and conditions as are contained in this Lease (including the obligation to pay Additional Rent), save and except that:

(A)	the Term and the nature of the tenancy are as set out in section 3.4(a)(ii) or 3.4(a)(iii), as the case may be;

(B)	the Minimum Rent payable by the Tenant is to be paid monthly at a rate equal to 150°0 of the amount of monthly Minimum Rent which it was responsible for paying to the Landlord during the last 12 months of the Term. Unless the Landlord has otherwise agreed in writing, such Minimum Rent will be payable by the Tenant regardless of whether or not the Landlord fails to request such Minimum Rent and/or accepts the monthly Minimum Rent which the Tenant was paying during the last 12 months of the Term; and

(C)	the Tenant will not have the benefit of any renewal or extension rights, rights of first refusal, options to purchase, rights granting the Tenant exclusive rights to carry on certain business activities in the Development, or any other personal rights contained in this Lease.

(b)       The Tenant is estopped and forever barred from claiming any right to occupy the Premises on terms other than as set out in this section and the Landlord may plead this section in any court proceedings. If section 3.4(a)(iii) is applicable, the Tenant shall indemnify and save harmless the Landlord from all Claims incurred by the Landlord as a result of the Tenant remaining in possession of all or any part of the Premises following the expiry of the Term. Nothing in this section may be interpreted as permitting or giving the Tenant an option to stay in possession of the Premises following the expiry of the Term and the Tenant shall surrender the Premises to the Landlord on the expiry of the Term.

Article 4.00 - RENT

4.1	Minimum Rent

(a)       The Tenant shall pay, unless otherwise expressly provided in this Lease, yearly and every year during the Term to the Landlord without notice or demand and without abatement, deduction or set-off for any reason the Minimum Rent described in the Basic Provisions.

(b)       The annual Minimum Rent is based upon an annual rate per square foot of the Rentable Area of the Premises as set out in the Basic Provisions.

(c)       The Minimum Rent is to be paid in advance, in equal monthly instalments on the first day of each and every month during the Term.

(d)       If the Basic Provisions include a provision stating that the Tenant is entitled to a Rent Free Period, then, regardless of any other provision of this Lease, the Tenant is not required to pay the Rent that such provision states is not payable by the Tenant during such Rent Free Period.

4.2	Accrual and Adjustments of Rent

Rent is considered as accruing from day to day under this Lease from the Commencement Date. If, for any reason, it becomes necessary to calculate Rent for an irregular period of less than 1 year or less than I calendar month, then an appropriate apportionment and adjustment will be made on a per diem basis based upon a period of 365 days.

4.3	Additional Rent Treated as Minimum Rent

Additional Rent is recoverable as Minimum Rent and the Landlord has all of the same rights and remedies in the case of the Tenant’s failure to pay Additional Rent as it has in the case of the Tenant’s failure to pay Minimum Rent.

4.4	Currency and Place of Payment

All Rent is payable in lawful money of Canada and is to be paid to the Landlord at the address specified in section 20.3, until such time as the Tenant is otherwise notified in writing by the Landlord.

4.5	Rental Arrears

(a)       If the Tenant fails to pay when due any amount of Rent required to be paid pursuant to this Lease:

(i)	such Rent bears interest at a rate per annum equal to the Prime Rate plus 3%, calculated and compounded monthly; and

(ii)	the Tenant shall pay to the Landlord on demand, an administration fee equal to $100.00.

Such amounts only become payable upon demand but accrue from the respective due dates of the relevant payments, whether demanded or not, to the date of payment.

(b)       If any cheque given by the Tenant to the Landlord in payment of Rent is refused payment by the Tenant’s bank for any reason, the Tenant shall immediately replace such cheque with cash or a certified cheque or bank draft and, in addition, shall pay, as Additional Rent, the sum of $100.00 (plus HST) as a service charge to the Landlord immediately upon demand being made by the Landlord.

4.6	Rent Deposit

Concurrently with the execution and delivery of this Lease, the Tenant shall provide the Landlord with a deposit in the amount of first and last month’s Rent (the “Rent Deposit”). A portion of the Rent Deposit shall be immediately applied on account of the payment of Rent for the first month of the Term. Provided the Tenant is not then in default, the remainder of the Rent Deposit shall be held by the Landlord, without interest, and shall be applied by the Landlord as a credit toward the Rent due in respect of the last month of the Term (or any renewal thereof).

4.7	Security Deposit

Concurrently with the execution and delivery of this Lease, the Tenant shall provide the Landlord with a security deposit in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Security Deposit”). The Security Deposit shall be held by the Landlord for the first six (6) years of the Term, without interest, as continuing security for the faithful performance by the Tenant of all the terms, covenants and conditions of the Lease to be kept and performed, and at the Landlord’s option may be appropriated and applied in whole or in part to the payment of any overdue Rent. Should the entire Security Deposit, or any portion thereof, be appropriated and applied by the Landlord as aforesaid, the Tenant shall upon a written demand by the Landlord, forthwith remit to the Landlord a sufficient amount in cash to restore the Security Deposit to the original sum set forth above and the Tenant’s failure to do so within five (5) days after receipt of such demand shall constitute a breach of this Lease. Should the Tenant comply with all of the terms, covenants and conditions of this Lease, the Landlord shall return Twenty-Five Thousand Dollars ($25,000.00) of the Security Deposit to the Tenant at the end of years two, three, four, and five of the Term.

4.8	Net Lease

Except as otherwise stated in this Lease:

(a)	this Lease is a completely carefree and absolutely net net net lease to the Landlord;

(b)	the Landlord is not responsible during the Term for any costs, charges, taxes (except the Landlord’s income taxes), expenses or outlays of any nature whatsoever arising from or relating to the Premises or the Development, or the use and occupancy of them, or their contents or the business carried on in them; and

(c)	the Tenant shall pay all charges, impositions, costs, expenses and outlays of every nature and kind relating to the Premises and its Proportionate Share of all charges, impositions, costs, expenses and outlays of every nature and kind relating to the Development.

4.9	Landlord’s Option

The Landlord may, at its option, estimate from time to time any Additional Rent and such estimated amount is payable in monthly instalments in advance on the days upon which Minimum Rent is payable hereunder, with annual adjustments in the manner set out in section 5.2. Notices to the Tenant of such estimated amount need not include particulars of such amount. The Landlord may at its option, apply any sums received from or due to the Tenant against any amounts due and payable hereunder in such manner as the Landlord sees fit.

4.10	Payments

The Tenant shall deliver to the Landlord prior to the Commencement Date and at least 15 days prior to each anniversary of the Commencement Date, a series of monthly post-dated cheques for the next 12 months of the Term (or such shorter period if there are less than 12 months remaining in the Term), for the aggregate of the monthly payments of Minimum Rent and any payments of Additional Rent estimated by the Landlord in advance. Alternatively, if required by the Landlord, the Tenant shall sign and deliver such documentation that the Landlord requires, from time to time, in order for either, as determined by the Landlord:

(a)	the monthly instalments of Rent payable by the Tenant to the Landlord pursuant to this Lease to be automatically electronically transmitted on the applicable due date under this Lease to such bank account as may be designated by the Landlord, from time to time, by way of electronic funds transfer; or

(b)	the Landlord (or the Landlord’s Employees) to be able to automatically debit the Tenant’s bank account on a monthly basis on the relevant due date under this Lease in amounts equal to the monthly instalments of Rent payable by the Tenant to the Landlord pursuant to this Lease.

The Tenant shall sign and return all such documentation to the Landlord within 10 days following the Landlord’s written request.

4.11	Rent to be Paid without Set-Off

Except to the extent specifically permitted by the terms of this Lease, the Tenant shall pay all Rent without set-off, abatement, or deduction for any reason or cause whatsoever, including by reason of any Laws, the benefits of which are expressly waived by the Tenant.

Article 5.00 - OPERATING COSTS

5.1	Tenant to Bear Proportionate Share of Operating Costs

(a)       During the Term the Tenant shall pay to the Landlord as Additional Rent its Proportionate Share of all costs and expenses incurred by or on behalf of the Landlord and amounts paid by or on behalf of the Landlord with respect to and for the complete operation, administration, repair (including repairs and replacements of a capital nature), maintenance, enhancement, alteration, addition to or improvement of the Development in keeping with maintaining the standard of a first-class office building so as to give it high character and distinction. The Landlord shall determine the Operating Costs in accordance with generally accepted accounting practices used in the commercial real estate industry and without duplication. Without limiting the generality of the foregoing, Operating Costs will include the following:

(i)	the cost of all insurance maintained by the Landlord in respect of the Development or its operation and the cost of any deductible amounts payable by the Landlord in respect of any insured risk or claim;

(ii)	complete maintenance, repair and janitorial service for the Development (including janitorial services for individual premises within the Building), including snow removal, window cleaning, garbage and waste collection and disposal and the cost of operating, maintaining and repairing any merchandise holding and receiving areas and truck docks and all pylon signs located in the Development;

(iii)	lighting, electricity, public and private utilities, loudspeakers, public address systems, all fire equipment (to the extent used in connection with the Common Areas) and the cost of electricity of any signs considered by the Landlord to be a part of the Common Areas;

(iv)	periodic redecoration, renovation, reconstruction and improvements to the Common Areas;

(v)	policing, security, supervision and traffic control;

(vi)	amounts and fees paid to, or reasonably attributable to the remuneration of, all Persons (whether on or off-site and whether employed by Landlord or a management company) involved in the ownership, administration, operation, management, maintenance, repair, replacement, security, supervision, landscaping or cleaning of the Development, including reasonable fringe benefits and other employment costs. If any such Persons provide similar or other services to other properties owned or operated by the Landlord, then the Landlord shall make a reasonable allocation of such Persons’ remuneration between the Development and such other properties owned or operated by the Landlord and the Landlord will only include in Operating Costs the amount of such remuneration attributed by the Landlord to the Development;

(vii)	the cost to the Landlord of the rental of any equipment, furniture, installations, systems and signs and the cost of building supplies used by the Landlord in the operation, maintenance and servicing of the Development;

(viii)	heating, air-conditioning and ventilation of the Building and the Common Areas and all water, fuel, hydro and other utilities consumed in the Building and Common Areas, including costs, charges and imposts related to such utilities, to the extent such costs, charges and imposts are not recovered from or paid directly by tenants;

(ix)	the costs:

(A)	of repairing, operating and maintaining the Development and equipment serving the Development and of all replacements and modifications to the Development or such equipment, including those made by the Landlord in order to comply with Laws affecting the Development;

(B)	incurred by the Landlord in installing energy conservation equipment or systems, security systems, life safety systems and all other systems which may be installed in the Development for the general benefit of the tenants in the Building;

(C)	incurred by the Landlord in making alterations, replacements or additions to the Development intended to reduce operating costs, improve the operation of the Development or maintain its operation as a first class building; and

(D)	incurred to replace machinery or equipment which by its nature requires periodic replacement, all to the extent that such costs are fully chargeable in the Landlord’s fiscal year in which they are incurred in accordance with generally accepted accounting practices in the commercial real estate industry and to the extent that such costs are of a capital nature and:

(E)	do not exceed $20,000.00, the Landlord shall be deemed to be acting in accordance with generally accepted accounting practices in the commercial real estate industry if it elects to charge such costs in the Landlord’s fiscal year in which they are incurred; or

(F)	exceed $20,000.00, the Landlord shall depreciate or amortize such costs in accordance with section 5.1(a)(x);

(x)	depreciation or amortization of those capital costs described in section 5.1(a)(ix) as having to be depreciated or amortized and all other capital costs incurred by the Landlord in connection with the Development (whether prior to or subsequent to the Commencement Date) and which the Landlord determines should be depreciated or amortized in accordance with accepted practices in the commercial real estate industry (otherwise such capital costs may be included in Operating Costs in the Fiscal Period in which they are incurred). The Landlord shall depreciate or amortize the costs to be depreciated or amortized in accordance with the foregoing over the useful life of the items for which the costs were incurred or over such other period as the Landlord, acting in accordance with accepted practices in the commercial real estate industry, may determine. The Landlord shall include in the Operating Costs for each Fiscal Period, the amount of the amortized costs attributable to such Fiscal Period;

(xi)	interest calculated at 2 percentage points above the Prime Rate upon the undepreciated or unamortized balance of the costs referred to in section 5.1(a)(x);

(xii)	auditing, accounting, legal and other professional and consulting fees and disbursements incurred by the Landlord in the operation of the Development, but excluding legal and other professional fees incurred in connection with the leasing of space in the Building or in enforcing leases of tenants in the Building;

(xiii)	all business taxes, if any, from time to time payable by the Landlord in respect of its operations in the Development, but excluding income tax of the Landlord, or in respect of those areas of the Development not set aside for leasing to tenants;

(xiv)	all Capital Tax as it relates to or is attributed by the Landlord to the Development;

(xv)	all Carbon Taxes;

(xvi)	the HST payable by the Landlord on the purchase of goods and services included in Operating Costs (excluding any such HST which will be available to the Landlord when claimed as a credit or a refund in determining the Landlord’s net tax liability on account of HST, but only to the extent that such HST is included in Operating Costs);

(xvii)	office expenses, supplies, furnishings and the fair market value (having regard to rentals prevailing from time to time for similar space) of space occupied by the Landlord for management, supervisory or administrative purposes related to the Development, if any;

(xviii)	the costs of providing additional parking or other common areas for the benefit of the Development, whether such costs be land rent, taxes or other types of costs;

(xix)	the cost of conducting environmental audits of the Development, but only if required by the Landlord’s insurers or if required in order to take out or maintain insurance for the Development or if done for risk management purposes or as part of the Landlord’s risk management program;

(xx)	all costs in the nature of any of the foregoing incurred or contributed, as determined by the Landlord in its sole discretion, in respect of all facilities and services whether or not off-site, including loading areas and docks, parking facilities, ramps, driveways, roads, rights-of-way and landscaped areas, which benefit the Development, including those shared by users of the Development and the users of any other property and all costs to the extent incurred or contributed to by the Landlord in respect of the Development or the Landlord’s interest in the Development, whether or not such costs are incurred directly in respect of the Development.

The Operating Costs payable by the Tenant will be increased by an amount equal to 4% of the Rent payable by the Tenant to the Landlord under this Lease, such amount representing the Landlord’s administrative and supervisory fee for the Development.

(b)       The Landlord shall exclude or deduct (if originally included) from the Operating Costs, as the case may be:

(i)	all amounts which would otherwise be included in Operating Costs but which are recovered by the Landlord from tenants in the Building as a result of any act, omission, default or negligence of such tenants;

(ii)	such of the Operating Costs as are recovered from insurance proceeds (or would have been recovered had the Landlord taken out the insurance required to be taken out by it pursuant to section 12.3), to the extent such recovery represents reimbursements for costs previously included in Operating Costs;

(iii)	interest on debt and capital retirement of debt;

(iv)	any and all costs and expenses incurred as a result of inherent structural defects in the Building (determined as at the date of the original construction);

(v)	payments under any ground lease;

(vi)	principal, interest or other carrying charges or mortgage payments or other financing costs in respect of the Lands;

(vii)	the acquisition cost of the Lands and initial construction costs of the Building and the Common Areas;

(viii)	the cost of Insured Damage (other than insurance deductibles);

(ix)	the amount of any leasing commissions, tenant inducements, legal fees or tenant allowances and all other expenses in connection with marketing or leasing any part of the Building;

(x)	any bad debt loss, rent loss or reserves for bad debts or rent loss;

(xi)	income taxes and other taxes personal to the Landlord (other than Capital Taxes);

(xii)	all HST payable by the Landlord on the purchase of goods and services included in Operating Costs to the extent that the Landlord may claim same as a credit or refund in determining its net tax liability on account of HST;

(xiii)	costs covered by warranties or guarantees to the extent recovered by the Landlord;

(xiv)	any amounts directly chargeable by the Landlord to any other tenant or tenants (except pursuant to clauses similar to this section);

(xv)	any amounts paid by the Landlord to persons, firms or corporations which do not deal with the Landlord at arm’s length (as determined pursuant to the Income Tar Act (Canada)) to the extent, if any, that such payments exceed the amount which would be paid to person, firms or corporations which deal with the Landlord at arm’s length.

(c)       Operating Costs may be attributed by the Landlord in its sole discretion to the various components of the Development in accordance with reasonable and current practices and on the basis consistent with the nature of the particular costs being attributed, and the costs so attributed may be allocated to the tenants of such components accordingly.

(d)       If the Building is less than 100% occupied or operational during any period, the Landlord may adjust those Operating Costs which vary with the use and occupancy of rentable premises in the Building to what they would have been, in the Landlord’s reasonable estimation, if the Building had been 100% occupied or operational for such period so that such Operating Costs are fairly allocated to the tenants actually obtaining the benefit of the services associated with such Operating Costs. For clarity, nothing in this section permits the Landlord to recover more than 100% of any cost or expense comprising Operating Costs.

5.2	Payment of Tenant’s Proportionate Share

(a)       The Operating Costs may be estimated, or re-estimated from time to time, by the Landlord for each of the Landlord’s fiscal periods (currently being a calendar year, but which may be changed, from time to time, by the Landlord) (a -Fiscal Period”) and the Tenant shall pay to the Landlord as Additional Rent, such estimated payments in equal monthly instalments in advance during such period on the first day of the month.

(b)       Following the end of each Fiscal Period for which such estimated payments have been made, the Landlord shall deliver to the Tenant a statement (the -Statement”) containing:

(i)	reasonable particulars of the actual Operating Costs and the Real Property Taxes for such period;

(ii)	the Tenant’s Proportionate Share of the Operating Costs;

(iii)	a statement of the Real Property Taxes payable by the Tenant pursuant to section 6.2; and

(iv)	the amount of the Utilities, if any, allocated by the Landlord to the Tenant pursuant to section 7.1(c).

The Landlord shall use reasonable efforts to deliver the Statement to the Tenant within 120 days following the end of each Fiscal Period, but its failure to do so will not preclude the Landlord from subsequently delivering the Statement and from making any necessary adjustments. After the delivery of a Statement, the Landlord may subsequently render supplemental statements if it subsequently discovers errors or omissions in the amounts previously charged to the Tenant or if there are any changes to the Real Property Taxes and the parties shall make the appropriate adjustment in the same manner as set out in section 5.2(c). Notwithstanding the foregoing, the Landlord may not issue a supplemental statement on account of the Operating Costs for a period covered by a Statement more than 1 year following the delivery of such Statement to the Tenant, but, for clarity, such restriction does not prohibit the Landlord from issuing supplemental statements if there are any changes to the Real Property Taxes applicable to the period covered by a Statement.

(c)       If the Statement shows that the Tenant has paid:

(i)	more than the amount actually payable by it (the difference being called the “Excess”), then, provided the Tenant is not in default of any of the Tenant’s Covenants, the Excess will be applied by the Landlord against the next succeeding instalments of the Operating Costs and Real Property Taxes payable by the Tenant. If there is any Excess for the last year of the Term, the Excess will be refunded by the Landlord to the Tenant at the same time as the Landlord delivers the Statement for the last year of the Term, provided the Tenant is not in default of any of the Tenant’s Covenants. If the Tenant is in default of any of the Tenant’s Covenants, then the Landlord shall hold the Excess until such time as the default is rectified. If the default is a rental default, the Landlord may apply the Excess against the Rent in arrears. If the default is not a rental default, the Landlord may apply the Excess against the costs incurred by the Landlord if the Landlord elects to rectify the default, in whole or in part, in accordance with its rights to do so contained in this Lease. Upon the default being rectified, the Landlord will either apply the Excess against the next succeeding instalments of the Operating Costs and Real Property payable to the Landlord or refund any remaining amount of the Excess to the Tenant; or

(ii)	less than the amount actually payable by it (the difference being called the “Deficiency”), the Tenant shall pay the Deficiency within 15 days following the date it receives the Statement from the Landlord.

(d)       The Tenant has 60 days from the date that the Landlord delivers the Statement to the Tenant to deliver to the Landlord written notice setting out in detail any objections it may have to the Statement and the reasons therefor, failing which the Tenant will be deemed to have accepted the Statement which will then be conclusive and binding upon the Tenant.

5.3	Reallocation of Operating Costs

If the Landlord determines that there should be a disproportionate allocation of Operating Costs among the tenants of the Development, then the Landlord may make such disproportionate allocation and it will be binding on the Tenant.

Article 6.00 - TAXES

6.1	Business Taxes of Tenant

(a)       The Tenant shall, on or before their due date, pay to the relevant Authorities all Business Taxes.

(b)       If the Tenant or any Person occupying the Premises or any part of it elects to have the Premises or any part thereof assessed for separate school taxes, the Tenant shall pay to the Landlord as soon as the amount of the separate school taxes is ascertained, any amount by which the separate school taxes exceed the amount which would have been payable for school taxes had such election not been made as aforesaid, and any loss, costs, charges and expenses suffered by the Landlord may be collected by the Landlord as Additional Rent.

(c)       The Tenant shall, upon request of the Landlord from time to time, deliver to the Landlord for inspection, receipts for payment of all Business Taxes and will furnish such other information in connection therewith as the Landlord may reasonably require.

6.2	Real Property Taxes

(a)       The Tenant shall pay, as Additional Rent, to the Landlord, its Proportionate Share of all Real Property Taxes levied, rated, charged or assessed from time to time against the Development.

(b)       The Tenant shall pay the amounts payable under section 6.2(a) according to estimates or revised estimates made by the Landlord from time to time in respect of each Fiscal Period. The Tenant’s payments will be made in advance on the first day of each month in monthly amounts and for such periods as determined by the Landlord.

(c)       If the assessments and tax bills for the Real Property Taxes applicable to the Development involve lands and/or buildings that do not form part of the Development, then the Landlord will, acting reasonably, allocate the Real Property Taxes between the Development and such other lands and the amount allocated by the Landlord to the Development will be conclusive and binding upon the Tenant and be deemed to be the amount assessed against the Development. For clarity, the Landlord shall not allocate the Real Property Taxes in a manner that permits the Landlord to recover more than 100°0 of the Real Property Taxes.

(d)       If:

(i)	the Building is less than 100°0 occupied or operational during any period; and

(ii)	the Landlord is able to obtain a reduction in the Real Property Taxes for the Development due to such vacancies or non-operational portions of the Building,

then the Real Property Taxes will be deemed to be the amount that they would have been if the Building had been 100% occupied and operational.

6.3	Alternate Methods of Taxation

If, during the Term, the method of taxation is altered so that the whole or any part of the Real Property Taxes now levied, rated, assessed or imposed on real estate and improvements are levied, assessed, rated or imposed wholly or partially as a capital levy or on the rents received or otherwise, or if any tax, assessment, levy, imposition or charge, in lieu thereof is imposed upon the Landlord, then all such taxes, assessments, levies, impositions and charges shall be included within the Tenant’s obligation to pay its Proportionate Share of Real Property Taxes as set out in section 6.2.

6.4	Pro-Rata Adjustment

If any taxation year during the Term of this Lease is less than 12 calendar months, the Tenant’s Proportionate Share of Real Property Taxes will be subject to a per diem pro-rata adjustment in the manner contemplated by section 4.2.

6.5	Deferrals and Appeals of Real Property Taxes

(a)       The Landlord may defer payment of Real Property Taxes, or defer compliance with any statute, law, bylaw, regulation or ordinance in connection with the levying of any such Real Property Taxes, in each case, to the fullest extent permitted by law, so long as it diligently prosecutes any contest, appeal or assessment on which such tax is based. The Tenant shall co-operate with the Landlord in respect of any such contest, appeal or assessment and shall provide the Landlord with ail relevant information, documents and consents required by the Landlord.

(b)       The Tenant may not appeal or contest any separate assessment of the Real Property Taxes for the Premises unless it first obtains the Landlord’s written consent. If the Tenant obtains the Landlord’s written consent, the Tenant will deliver to the Landlord whatever security for the payment of Real Property Taxes the Landlord considers advisable and will keep the Landlord informed of its progress from time to time and upon the request of the Landlord. The Tenant may not, however, appeal the Real Property Taxes for (i) the Common Areas, if separately assessed; or (ii) the Development if there is a single assessment for the Development.

6.6	HST

The Tenant shall pay to the Landlord all HST payable on the Rent (including accelerated Rent), which payment shall be made at the same time as the Rent to which the HST relates is to be paid in accordance with the terms of this Lease. Regardless of any other provision of this Lease to the contrary, the amounts payable by the Tenant under this section shall be deemed not to be Rent, but the Landlord shall have all of the same remedies for and rights of recovery for such amounts as it has for the recovery of Rent under this Lease, including the right to distrain against the Tenant’s property.

Article 7.00 - UTILITIES

7.1	Utility Rates

(a)       Throughout the Term, the Tenant shall pay as Additional Rent all rates and charges (the “Charges”) for electric charges, air-conditioning, ventilation, water, gas, light, heat, power, telephone, television and other public utilities and services supplied to or used on or in connection with the Premises or in connection with the business or occupation of the Tenant (the “Utilities”) and indemnify and keep indemnified the Landlord and the Premises from and against any and all Claims in respect thereof.

(b)       If the Premises are separately metered for any Utilities, then the Tenant shall:

(i)	cause the account for each of the separately metered Utilities to be registered in the name of the Tenant throughout the Term by no later than the earlier of the Commencement Date and the date that the Tenant takes possession (exclusive or non-exclusive) of the Premises; and

(ii)	pay all such Utilities to the relevant utility supplier by the relevant due date.

The Landlord confirms that the Premises will be separately metered to measure the consumption of electricity in the Premises (excluding the electricity consumed by the Building standard heating, ventilating and air-conditioning equipment serving the Premises).

(c)       If the Premises are not separately metered for any Utilities, then the Landlord will make an equitable allocation of the Utilities, as determined by the Landlord, acting reasonably, among the tenants of the Building and the Tenant will pay for the costs of such Utilities (together with the costs incurred by the Landlord in determining or allocating the Utilities) allocated to it. The Landlord will estimate such Utilities payable by the Tenant for a period no greater than 12 months and the Tenant shall pay to the Landlord as Additional Rent, the estimated payments in equal monthly instalments in advance during such period together with the monthly instalments of Minimum Rent. Such estimated payments will be adjusted in the manner contemplated by section 5.2(b). The Landlord may revise such estimate from time to time.

7.2	Meters

The Tenant shall pay the cost of installing and maintaining any meters installed at the request of the Landlord or the Tenant to measure the usage of Utilities in the Premises. No meter may be installed in the Premises by the Tenant without the Landlord’s consent.

Article 8.00 - CONTROL OF THE DEVELOPMENT

8.1	Control of the Development

(a)       The Development is at all times subject to the exclusive control and management of the Landlord. The Landlord shall operate and maintain the Development in such manner as the Landlord, in its sole discretion, determines from time to time. Without limiting the generality of the foregoing, the Landlord may:

(i)	construct, maintain and operate lighting facilities and heating, ventilating, and air-conditioning systems;

(ii)	police and supervise the Development;

(iii)	close all or any portion of the Common Areas to such extent as may, in the opinion of the Landlord’s counsel, be legally sufficient to prevent a dedication thereof or the accrual of any rights to any Person or the public therein;

(iv)	grant, modify and terminate easements or other agreements pertaining to the use and maintenance of all or any part or parts of the Development;

(v)	obstruct or close off all or any part or parts of the Development for the purpose of maintenance or repair, or for any other reason deemed necessary by the Landlord;

(vi)	employ all personnel including supervisory personnel and managers necessary for the operation, maintenance and control of the Development;

(vii)	make any changes or additions to the pipes, conduits, utilities and other services in the Premises which service the Premises or other premises in the Building;

(viii)	control, supervise and regulate the delivery or shipping of merchandise, supplies and fixtures to and from the Premises in such manner as in the sole judgment of the Landlord is necessary for the proper operation of the Premises and the Development;

(ix)	designate and specify the kind of container to be used for garbage and refuse and the manner and the times and places at which same shall be placed for collection. If the Landlord provides or designates a service for picking up refuse and garbage, the Tenant shall use same at the Tenant’s cost. The Tenant shall pay the cost of removing its refuse or rubbish. The Tenant shall not bum any trash or garbage of any kind in or about the Premises or the Building;

(x)	from time to time, change the area, level, location, arrangement and use of the Common Areas;

(xi)	construct other buildings, structures or improvements on or to the Development and/or make alterations thereof or additions thereto, or subtractions therefrom or re-arrangements thereof and/or enclose any open portion of the Development, and/or create any outdoor or indoor malls or any combination thereof, and/or build additional storeys on the Building;

(xii)	re-locate or re-arrange the Common Areas from those existing at the Commencement Date;

(xiii)	do such other things with reference to the Development as, in the use of good business judgment, the Landlord determines to be advisable.

(b)       In exercising any of its foregoing rights, the Landlord:

(i)	may, upon giving the Tenant not less than 24 hours prior notice (oral or written), enter upon the Premises to make such changes to same as the Landlord in its sole discretion deems necessary in connection with any changes to the Development and the Common Areas;

(ii)	shall, when entering upon the laboratory portion of the Premises, be accompanied by an authorized representative of the Tenant;

(iii)	shall use reasonable commercial efforts to minimize interference with the Tenant’s business operations on the Premises;

(iv)	shall make any such changes as expeditiously as reasonably possible, and the Tenant will not be entitled to any abatement in Rent or compensation for any inconvenience, nuisance or discomfort occasioned thereby and nothing in this Lease is deemed or construed to impose upon the Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Premises, or any part thereof, except as set out above.

(c)       Any entry by the Landlord upon the Premises in accordance with the provisions of this section is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease and will not affect the Tenant’s obligation to observe and perform the Tenant’s Covenants.

8.2	Parking

(a)       The Tenant may, subject to the provisions of this section, use the parking areas forming part of the Common Areas (the “Parking Areas”) on a “first come, first served” basis in common with others permitted by the Landlord to use them. The Tenant shall not make undue use of the Parking Areas so as to unduly interfere with the use of the Parking Areas by the others entitled to use the Parking Areas.

(b)       The Parking Areas are subject to the exclusive control and management of the Landlord or its nominee, who have the right to establish from time to time all rules and regulations for the general management, operation and use of the Parking Areas. The Landlord may designate the location within the Parking Areas where the various tenants of the Development are to park their vehicles and the Tenant shall comply, and cause its employees, to comply with any such designation made by the Landlord.

(c)       Within 10 Business Days following the Landlord’s written request, the Tenant shall furnish the Landlord with the current provincial licence numbers of any vehicles owned or used by the Tenant and its employees and the Tenant shall thereafter, notify the Landlord of any changes within 5 Business Days after such changes occur. If the Landlord has designated an area in accordance with section 8.2(b) and the Tenant or its employees fail to park their vehicles in such designated parking areas, the Landlord, in addition to all other rights and remedies hereunder, may charge the Tenant its standard per diem fee per vehicle parked in any area other than those designated, such fee to be deemed to be Additional Rent and payable within 30 days following the Tenant’s receipt of an invoice. The Landlord may remove such motor vehicle and the Tenant shall indemnify and hold harmless the Landlord from all Claims arising as a result of the Landlord so removing such motor vehicle.

(d)       The Landlord may, without any liability on its part, remove vehicles in the Parking Areas which the Landlord determines have been abandoned.

8.3	Right to Relocate

Intentionally Deleted.

8.4	Lighting Systems

The Landlord has the exclusive right to replace bulbs, tubes and ballasts in the lighting system in the Premises, on either an individual or a group basis. The Landlord shall make any required replacements within 5 Business Days following the Landlord’s receipt of a written request from the Tenant. The Tenant shall pay the cost of such replacement as Additional Rent at the same time as Minimum Rent is payable, or as otherwise directed by the Landlord.

8.5	Heating, Ventilating and Air-Conditioning

(a)       The Landlord shall provide heating, ventilating and air-conditioning to the Premises to an extent sufficient to heat, ventilate and/or cool the Premises at all times during Normal Business Hours for normal occupancy, except during or when prevented by reason of maintenance, repairs, failure of electricity or other causes beyond the reasonable control of the Landlord. The Landlord will use all reasonable efforts to respond to the Tenant’s requests regarding the temperature in the Premises as soon as reasonably possible.

(b)       The Landlord is not responsible for any inadequacy of the performance of the systems for the provision of such services if the number of persons per square foot (square metre) of the floor area of the Premises or the amount of electricity consumed in the Premises exceeds the guidelines established by the Landlord from time to time, or if the Tenant’s Leasehold Improvements, equipment or furniture interfere with the proper operation of such systems or if the Tenant fails to properly shade windows exposed to the sun. If the Landlord, in its discretion, elects to make any changes (including rebalancing) to such systems as a result of any such excess or improper use or arrangement of the Premises, the cost of such changes plus 15% of such cost (representing the Landlord’s administrative fee) shall be paid by the Tenant to the Landlord within 30 days following the Tenant’s receipt of an invoice.

(c)       Throughout the Term, the Tenant shall operate the HVAC Equipment in such manner as to maintain reasonable conditions of temperature, air circulation and humidity within the Premises as determined by the Landlord, acting reasonably. The Tenant shall comply with all reasonable rules and regulations as the Landlord may make from time to time respecting the operation and maintenance of the HVAC Equipment.

8.6	Janitorial Services and Waste Disposal

(a)       The Landlord shall provide janitorial services to the Premises and the Building. Such janitorial services will be those typically provided by landlords of office buildings similar to the Building in the City of Dartmouth. The Landlord may, in its sole discretion, amend or vary services as experience and conditions may dictate.

(b)       The Landlord is not responsible for any act, omission or negligence on the part of any Person or Persons employed or retained by the Landlord to perform such work and will not be liable for any damage or injury to property or Persons in connection therewith.

(c)       The Tenant shall grant the Persons performing such services access to all parts of the Premises in order to perform such janitorial services and will leave the Premises in a reasonably tidy condition at the end of each day to permit the performance of such services. If any part of the Premises is not accessible to such Persons, then Landlord will not be required to provide janitorial services to such parts of the Premises.

(d)       The Landlord may implement a recycling program for the Building and, if such a recycling program is implemented, the Tenant shall fully participate in and comply with such program.

(e)       Notwithstanding the foregoing:

(i)	the Landlord is not required to provide janitorial services to those portions of the Premises comprising specialized or laboratory areas for the research, development and manufacturing of clinical stage immunotherapies (collectively, the “Laboratory Areas”);

(i)	the Tenant is responsible for arranging its own janitorial services for the Laboratory Areas;

(ii)	the Tenant shall keep separate all Medical Waste from all other waste; and

(ii)	the Tenant shall dispose of and remove from the Premises all Medical Waste in accordance with all applicable Laws and shall not deposit any Medical Waste in any garbage facilities in the Development.

8.7	Elevator Service

The Landlord shall provide elevator service in the Building during Normal Business Hours (and at least 1 elevator outside of Normal Business Hours) for use by the Tenant in common with others lawfully using same, except when prevented by reason of maintenance, repairs, failure of electricity or other causes beyond the reasonable control of the Landlord. All Persons using the elevators in the Building do so at their sole risk and the Landlord is not liable for any Claims that may be made by any such Persons in connection with their use of the elevators in the Building.

8.8	Telecommunications

(a)       The Tenant may utilize a telecommunication service provider of its choice with the Landlord’s prior written consent, subject to the provisions of this Lease and the following:

(i)	prior to commencing any work in the Building, the service provider must execute and deliver the Landlord’s standard form of licence agreement, which may include a provision for the Landlord to receive compensation for the use of the space for the service provider’s equipment and materials;

(ii)	the Landlord shall incur no expense or liability whatsoever with respect to any aspect of the provision of telecommunication services, including without limitation, the cost of installation, service, materials, repairs, maintenance, removal, interruption or loss of telecommunication service;

(iii)	the Landlord must first reasonably determine that there is sufficient space in the risers of the Building for the installation of the service provider’s wiring and cross connect;

(iv)	the Tenant shall indemnify and hold harmless the Landlord for all Claims suffered or incurred by Landlord caused by or arising out of, either directly or indirectly, any acts or omissions by the service provider or the telecommunication equipment that the Tenant arranges to have installed in the Building and the Premises;

(b)       The Tenant is responsible for the costs associated with the supply and installation of telephone, computer and other communication equipment and systems and related wiring within the Premises to the boundary of the Premises for hook up or other integration with the telephone and other communication equipment and systems of a telephone or other communication service provider, which equipment and systems of the service provider are, or will be, located in the Building pursuant to the Landlord’s standard form of licence agreement.

(c)       The Landlord shall supply space in Building’s risers and space on floor(s) of the Building in which the Premises are located, the location of which shall be designated by the Landlord, to telecommunication service providers who have entered into the Landlord’s standard form of licence agreement for the purpose, without any cost or expense to the Landlord therefor, of permitting installation in such risers and on such floor(s) of telephone and other communication services and systems (including data cable patch panels) to the Premises at a point designated by the Landlord.

(d)       The Landlord has the right to assume control of wiring, cables and other telecommunication equipment in the Building and may designate them as part of the Common Areas.

(e)       The Tenant will not install or use any telecommunication equipment (including any wireless equipment, antennae or related equipment) that creates a health hazard or that interferes with the operating systems of the Building or the telecommunication equipment of the Landlord or other occupants of the Building.

(f)       If the Tenant sets up a wireless network within the Premises then:

(i)	the Tenant shall cooperate fully with the Landlord and others if any spectrum management requirements or programs are put in place to ensure that radio frequencies, channels and unlicensed portions of the radio frequency spectrum operate harmoniously within the Building and do not cause any interference with telecommunications or systems outside of the Building;

(ii)	the Tenant may be required to pay an equitable share, determined by the Landlord, of the costs incurred by the Landlord for spectrum management, as well as costs of monitoring, inspecting, investigating, and obtaining reports relating to wireless equipment usage; and

(iii)	the Tenant will abide by any recommendations made by the Landlord’s Experts relating to spectrum management and the mitigation of interference, security and reception issues.

(g)       The Tenant acknowledges that the Landlord makes no representation concerning, and assumes no responsibility for, any telecommunications or telecommunications equipment of the Tenant or for managing, controlling or protecting telecommunications of the Tenant. The Tenant is fully responsible for satisfying itself concerning all aspects of the Building, its operations and those of its occupants having regard to telecommunication matters and related equipment and will indemnify the Landlord against all Claims relating to disruption that are made by third parties with whom the Tenant or occupants of the Premises communicate via telecommunications.

(h)       The Tenant shall not resell telecommunication services (wireless or otherwise) using equipment situated on the Premises or in the Building.

(i)       The Tenant will not permit any personnel employed by it or any occupant of the Premises to engage in so called “hacking” or other unauthorized use of telecommunication or wireless facilities in, adjacent to or serving the Building or any of its occupants.

8.9	Health Emergency

If the Landlord determines that a Health Emergency exists:

(a)	the Landlord may:

(i)	amend, supplement or otherwise enforce any existing health emergency rules or regulations in existence;

(ii)	pass additional rules and regulations; and

(iii)	impose restrictions to mitigate or minimize the effects of a Health Emergency by controlling access to parts of the Building, imposing sanitization requirements (including, without limiting the generality of the foregoing, requiring the Tenant to decontaminate all or any part of the Premises) and implementing health precautions consistent with advice from any authority having jurisdiction including medical experts or public health officials.

(b)	the Landlord will not be considered to be in default under this Lease by reason of:

(i)	anything it does pursuant to section 8.9(a) or if it fails to do any of the things described in section 8.9(a); or

(ii)	any decision it makes in good faith in response to a Health Emergency, and will not be liable in contract, tort or any other basis of liability, statutory or otherwise, by reason of any action, omission or failure to act in connection with or as a result of a Health Emergency;

(c)	the Landlord will not be in default of any of the Landlord’s Covenants if it determines that it needs to suspend, reduce or restrict access to the Development or the services that it is obligated under this Lease to provide, including janitorial services.

8.10	Special Services

(a)       In this section, “Special Services” means items, materials or services provided by the Landlord or its agents for the Tenant or its Transferees in respect of the Premises or the Building, at the specific request of the Tenant or its Transferees or for any other reason so provided and whether or not the cost thereof would otherwise be included in Operating Costs, to the extent supplied or provided for the Tenant or its Transferees in excess of that supplied or provided for tenants generally (or those tenants who share the cost of same) as may be determined by the Landlord acting reasonably or as the Landlord may designate from time to time including hydro, heating, ventilating and air-conditioning provided beyond Normal Business Hours, replacement of tubes, bulbs and ballasts, special janitorial or cleaning services, supervision, repairs, locksmithing and hoisting. For greater clarity and with respect to the Tenant’s use of the Premises beyond Normal Business Hours, the Landlord is limited to charging the Tenant for additional and reasonable out-of-pocket expenses incurred by the Landlord as a direct result of the Tenant’s request for access beyond Normal Business Hours.

(b)       The Tenant shall pay to the Landlord the cost of the Special Services plus a sum equal to 15°0 of such cost representing the Landlord’s overhead. At the option of the Landlord, the cost of any part of the Special Services, plus a sum equal to 15°0 of such cost, shall be paid by the Tenant:

(i)	within 15 days after the Landlord provides the Tenant with an invoice for such Special Services; or

(ii)	at the times and in the same manner as the Tenant is required to pay its Proportionate Share of Operating Costs, including estimation and re-estimation by the Landlord and final determination thereof.

Article 9.00 - MAINTENANCE AND REPAIRS

9.1	Tenant’s and Landlord’s Repairs

(a)       If the Development or any part of it becomes damaged or destroyed through the negligence, carelessness or misuse by the Tenant, the Tenant’s Employees or anyone permitted by it to be in the Development, or through it or them in any way, including by stopping up or injuring the heating apparatus, water pipes, drainage pipes, or other equipment or part of the Development, the expense of the necessary repairs, replacements or alterations shall be borne by the Tenant who shall pay the same to the Landlord as Additional Rent within 30 days following the Tenant’s receipt of an invoice from the Landlord.

(b)       Subject to sections 9.1(c), 9.4 and 17.1, the Tenant shall, at all times during the Term, at its sole cost and expense:

(i)	keep and maintain the Premises in good order, first-class condition and repair (including periodic painting and preventative maintenance) as would a prudent owner; and

(ii)	make and carry out all needed maintenance, repairs and replacements to and for the whole of the Premises (including all appurtenances, fixtures, equipment and contents, including all entrances, windows and glass other than that forming part of the exterior walls of the Building or the enclosing walls of any atriums thereof, partitions, doors, store fronts, signs (both interior and exterior) and Leasehold Improvements), so as to maintain same to a standard consistent with premises in a first class office building. The Tenant shall make all needed repairs and replacements with due diligence and dispatch.

(c)       The Tenant’s obligations in section 9.1(b) do not extend to:

(i)	repairs and maintenance necessitated by reasonable wear and tear to the Premises which would not be repaired by a careful and prudent owner of a first class building of the same type as the Building;

(ii)	repairs or replacements arising as a result of Insured Damage; and

(iii)	those items that are the Landlord’s responsibility pursuant to section 9.1(d).

(d)       Subject to section 17.1, the Landlord shall at all times throughout the Term, but subject to the other provisions of this Lease, maintain and repair or cause to be maintained and repaired the following:

(i)	the Structural Components;

(ii)	the Common Areas, including the driveways and parking areas on the Lands;

(iii)	the roof membrane of the Building;

(iv)	the HVAC Equipment (but, in the absence of a written agreement to the contrary, the Landlord shall not be responsible for the maintenance, repair or replacement of any HVAC Equipment installed by the Tenant in the Premises, the Tenant being solely responsible for the maintenance, repair or replacement of any such HVAC Equipment);

(v)	the windows in the exterior walls of the Premises; and

(vi)	Insured Damage.

The timing and all aspects of the carrying out of such repairs, replacements and maintenance is within the sole discretion of the Landlord. The Landlord may, subject to section 5.1(b), include the costs of such maintenance, repairs and replacements in the Operating Costs. If, however, any such maintenance, repairs or replacements are necessitated as a result of the negligence, omission or wilful acts of the Tenant or the Tenant’s Employees, then (except in the case of Insured Damage) the Tenant will be responsible for the cost of such maintenance, repairs and replacements (together with the Landlord’s administrative fee of 15% of such costs) (collectively, the “Repair Costs”). If required by the Landlord, the Tenant shall provide a deposit to the Landlord equal to the Landlord’s estimate of the Repair Costs (the “Repair Deposit”) and the Landlord will be under no obligation to undertake the relevant maintenance, repairs or replacements until such time as it receives the Repair Deposit. If the Repair Costs are to be paid by the Tenant, then upon completion of the repairs the Landlord will provide the Tenant with an invoice for the Repair Costs and:

(vii)	to the extent that the Repair Costs exceed the Repair Deposit actually received by the Landlord (if any), the Tenant shall pay such excess to the Landlord within 20 days following the date that the Tenant receives such invoice; or

(viii)	to the extent that the Repair Costs are less than the Repair Deposit actually received by the Landlord (if any), the Landlord shall pay the deficiency to the Tenant within 20 days following the date that the Tenant receives such invoice.

(e)       Except as expressly set out in this Lease, the Landlord is not responsible for making any repairs or replacements in and to the Premises of any nature or kind whatsoever.

9.2	Repair on Notice

The Tenant shall commence to repair upon 15 days’ notice in writing from the Landlord (or such shorter period as may be required by the Landlord, acting reasonably) but the Landlord’s failure to give notice shall not relieve the Tenant from its obligation to repair. If, after receiving such notice, the Tenant refuses or neglects to perform the repairs required by section 9.1 to the reasonable satisfaction of the Landlord, the Landlord may, but shall not be obligated to, make such repairs without liability to the Tenant for any loss or damage that may accrue to the Tenant’s merchandise, fixtures or other property or to the Tenant’s business by reason thereof and upon completion thereof, the Tenant shall pay, as Additional Rent, the Landlord’s costs for making any such repairs plus the Landlord’s administrative fee of 15% of such costs.

9.3	Landlord’s Right to Enter

(a)       The Landlord and the Landlord’s Employees may, at all reasonable times and upon not less than 24 hours prior notice (written or oral) to the Tenant (except in the case of an emergency, real or apprehended, in which case no prior notice is required, but the Landlord shall nevertheless use commercially reasonable efforts to contact the Tenant, if it is reasonable to do so), enter the Premises for the purpose of:

(i)	viewing the state of repair and maintenance of the Premises. The Tenant shall comply with all requirements of the Landlord with respect to the care, maintenance and repair thereof, provided that they are not inconsistent with Tenant’s obligations contained in section 9.1;

(ii)	making such repairs and replacements as are the Landlord’s obligations under this Lease;

(iii)	making such repairs and replacements as are the Tenant’s obligations pursuant to the terms of this Lease and which the Tenant is in default of making after the expiry of the 15 day notice period referred to in section 9.2;

(iv)	making changes and additions to the pipes, conduits, wiring and ducts in the Premises where necessary to serve other premises in the Building; or

(v)	for any other purpose necessary to enable the Landlord to perform the Landlord’s Covenants or to exercise its rights under this Lease.

(b)       The Landlord may bring onto the Premises ail materials required in order for it to exercise its rights in this section 9.3.

(c)       In order to effect any maintenance, repairs, replacements, alterations or improvements which are the Landlord’s obligation under this Lease, or which the Landlord is entitled to carry out pursuant to this Lease, the Landlord may, without any liability whatsoever and without thereby constituting an interference with the Tenant’s rights under this Lease or a breach by the Landlord of this Lease, and without thereby entitling the Tenant to any rights in respect thereof, temporarily suspend or modify the provision of Utilities to the Premises.

(d)       In exercising its rights in this section, the Landlord:

(i)	shall do so as expeditiously as reasonably possible;

(ii)	shall endeavour to minimize the interference with the Tenant’s business operations in the Premises;

(iii)	shall, in the case of the exercise of its rights under section 9.3(c) (other than in the case of an emergency, real or apprehended), give the Tenant at least 2 Business Days prior written notice and endeavour to coordinate the timing of any suspension of Utilities with the Tenant; and

(iv)	may require the Tenant to move its personal property and trade fixtures from the area to which the Landlord requires access to another part of the Premises, in which case the Tenant shall do so, failing which the Landlord may do so.

(e)       The Tenant is not entitled to any abatement in Rent as a result of the Landlord exercising its rights in this section 9.3. The Landlord is not liable for any damage caused to any property located in the Premises as a result of the Landlord exercising its rights in this section 9.3.

(f)       If the Tenant is not present to open and permit an entry into the Premises in the case of an emergency (real or apprehended) or after the Landlord has given the Tenant the notice contemplated by section 9.3, the Landlord or the Landlord’s Employees may, using reasonable force, exercise the Landlord’s rights in section 9.3(a) to enter the Premises without rendering the Landlord or the Landlord’s Employees liable therefor, and without affecting or releasing the Tenant from the observance and performance of any of the Tenant’s Covenants.

(g)       Nothing in this section imposes upon the Landlord any obligation, responsibility or liability for the care, maintenance or repair of the Premises, except as specifically provided in this Lease.

9.4	Alterations or Improvements

(a)       The Tenant may not commence nor make any Alterations (which, for the purposes of this section 9.4, includes the installation of the Tenant’s trade fixtures) to any part of the Premises without the Landlord’s prior written consent.

(b)       If any proposed Alterations:

(i)	affect the structure of the Premises or the Building or the roof membrane of the Building;

(ii)	affect any part of the Premises which may be under warranty to the Landlord;

(iii)	affect any of the electrical, plumbing, mechanical, heating, ventilating or air-conditioning systems or other base Building systems thereof, or otherwise require compatibility with the Landlord’s systems;

(iv)	are to be installed outside of the Premises;

(v)	are installed within the Premises but are part of the Common Areas; or

(vi)	affect the Common Areas, the exterior doors of the Premises or the perimeter walls of the Premises including the windows or glass portions thereof,

then the Landlord may:

(vii)	require such Alterations to be performed by the Landlord or its contractors, but at the Tenant’s sole cost and expense. The Tenant shall pay all such costs and expenses, including the cost of all Experts retained by the Landlord (plus a sum equal to 15% of all such costs representing the Landlord’s overhead and administrative costs), within 15 days of receiving an invoice from the Landlord; and/or

(viii)	unreasonably and arbitrarily withhold its consent to the proposed Alterations.

(c)       No Alterations by or on behalf of the Tenant shall be permitted which may weaken or endanger the structure or adversely affect the condition or operation of the Premises or the Building or diminish the value thereof, or restrict or reduce the Landlord’s coverage for municipal zoning purposes.

(d)       Prior to commencing any Alterations, the Tenant shall submit to the Landlord:

(i)	details of the proposed Alterations, including, where appropriate (as determined by the Landlord) in light of the nature of the Alterations, 2 sets of working drawings, plans and specifications (which are to include, where appropriate (as determined by the Landlord) in light of the nature of the Alterations, architectural, structural, electrical, mechanical, plumbing, and telecommunication plans) prepared by qualified architects or engineers;

(ii)	such indemnification against liens, costs, damages and expenses as the Landlord may reasonably require; and

(iii)	evidence satisfactory to the Landlord that the Tenant has obtained all necessary consents, permits, licences and inspections from all Authorities having jurisdiction.

(e)       All Alterations by the Tenant shall be:

(i)	at the sole cost of the Tenant;

(ii)	performed by competent workmen who are approved by the Landlord and whose labour union affiliations are compatible with others employed by the Landlord and its contractors and who are fully covered by workers compensation;

(iii)	performed in a good and workmanlike manner in accordance with the approved drawings and specifications, all applicable Laws and the very best standards of practice;

(iv)	subject to the reasonable supervision and direction of the Landlord;

(v)	completed as expeditiously as possible with first class new materials;

(vi)	done in a manner that does not disturb any of the other tenants of the Building; and

(vii)	done in accordance with any design criteria manual which the Landlord has created for the Building. In the event of any express conflict between the provisions of this Lease and the provisions of such design criteria manual, the provisions of this Lease will prevail in all cases.

(f)       The Landlord may require that any cutting, coring, drilling and other elements of any Alterations that could disturb any of the other tenants of the Building be done during the hours of 6 p.m. to 7:00 a.m. and scheduled at least 48 hours in advance with the Landlord.

(g)       The Tenant or its contractors shall carry builder’s risk insurance (on an all-risks basis) and contractors’ public liability and property damage insurance in an amount not less than $5,000,000.00 in respect of each occurrence and which names the Landlord as a named insured, but only in respect of occurrences arising out of the acts of the insured. The Tenant may not commence any Alterations until it has provided the Landlord with a certificate of insurance, signed by the relevant insurer (or authorized agent of such insurer), evidencing that such insurance has been taken out and is in place and the Landlord has approved such certificate.

(h)       The Tenant shall be responsible for all costs incurred by the Landlord (including fees of architects, engineers and designers) incurred in dealing with Tenant’s request for Landlord’s consent to any Alterations, whether or not such consent is granted, and in inspecting and supervising any such Alterations, together with a management fee in the amount of 5% of the costs of the Alterations. Such costs and management fee shall be paid by the Tenant to the Landlord within 15 days following the Tenant’s receipt of an invoice for such costs and management fee.

(i)       Any Alterations made by the Tenant without the prior written consent of the Landlord or which are not in accordance with the drawings and specifications approved by the Landlord shall, if requested by the Landlord, be promptly removed by the Tenant at its expense and the Premises restored to their previous condition.

(j)       Upon completion of any Alterations, the Tenant shall provide to the Landlord as-built drawings for the Premises and shall secure all applicable statutory declarations and certificates of inspection, approval and occupancy and provide evidence of same to the Landlord.

(k)       Under no circumstances may the Tenant or the Tenant’s Employees enter onto the roof of the Building or make any opening in the roof of the Premises in connection with the performance of any Alterations or for any other reason whatsoever.

(l)       The Tenant shall furnish to the Landlord within 15 days following demand, a statutory declaration or other evidence satisfactory to the Landlord stating that no liens or other encumbrances have been registered against title to the Lands in connection with the Alterations and that all accounts for work, services and materials have been paid in full with respect to all of Alterations. The Tenant shall also furnish to the Landlord within i 5 days following demand, any other information requested by the Landlord regarding the supply of work, services and materials in connection with the performance of the Alterations, including without limitation details of the costs actually expended by Tenant in the performance of the Alterations.

(m)       The opinion in writing of the Landlord’s Expert shall be binding on both the Landlord and Tenant respecting all matters of dispute regarding the Alterations, including the state of completion and whether or not the Alterations are completed in a good and workmanlike manner and in accordance with Tenant’s plans and specifications for the Alterations and with the provisions of this section.

(n)       Notwithstanding any consents granted by the Landlord to any proposed Alterations, such consents relate only to the general acceptability of the proposed Alterations and that by giving such consents, the Landlord shall not be deemed to have any direct or indirect interest, responsibility or liability with respect to such Alterations or the design, installation or maintenance of same or for the payment of same, all of which shall be the sole responsibility of the Tenant. Without limiting the generality of the foregoing, and notwithstanding any notices which the Landlord may receive from the Tenant’s contractors or subcontractors, the Landlord shall not be liable, and no lien or other encumbrance shall attach to the Landlord’s interest in the Development, pursuant to any Laws, in respect of materials supplied or work done by Tenant or on behalf of Tenant (including if done by or on the direction of the Landlord pursuant to its rights in this section) or related to any Alterations, and Tenant shall so notify or cause to be notified all its contractors and subcontractors. The Tenant shall indemnify and save harmless the Landlord from any Claims suffered or incurred by the Landlord which arise out of the performance of the Alterations. The Tenant acknowledges and agrees that the provision of any materials, work or services performed by the Landlord at Tenant’s expense in respect of any Alterations or pursuant to any provision of this Lease shall be deemed to be provided by the Landlord on the Tenant’s behalf as the Tenant’s contractor.

9.5	Notify Landlord

The Tenant shall give immediate notice in writing to the Landlord of any damage caused to the Premises, the HVAC Equipment, the Common Areas or the Building upon such damage becoming known to the Tenant, irrespective of whether the responsibility to repair such damage is the Landlord’s or the Tenant’s. If the Landlord is responsible for repairing any such damage and the Tenant fails to give notice of such damage to the Landlord in accordance with its preceding obligation, the Tenant shall be liable for such of the costs incurred by the Landlord in repairing such damage as can be shown to be directly attributable to such failure on the part of the Tenant (including additional costs incurred by the Landlord in repairing such damage and which would not have been incurred had the Tenant given notice of such damage to the Landlord in accordance with its obligations in this section).

9.6	Party Wall

The parties agree that one or more of the walls of the Premises may be party walls which may be used, as to the portion adjacent to the Premises, by an adjoining tenant, or by the Landlord, and as to any repairs to such party walls as may be required pursuant to the provisions of section 9.1 or pursuant to any other provision of this Lease, the Tenant shall bear one-half of the cost of such repairs, unless such repairs are necessitated wholly by reason of the negligence of the Tenant, in which event the Tenant shall be responsible for the entire costs of such repairs, but if such repairs are made necessary by reason of the gross negligence of the Landlord, or of adjoining tenants, then the costs of such repairs shall not be borne by the Tenant.

9.7	Maintenance of the Premises

The Tenant shall keep, operate and maintain the Premises in a clean and sanitary condition having regard to the nature of the business operations being carried on therein.

9.8	Protrusions from the Premises

The Tenant shall not allow any protrusions from the Premises for any reason whatsoever in order to protect the aesthetics of the Building. If, however, should any such protrusion exist (excluding any protrusions existing prior to the date the Tenant was given possession of the Premises or which are installed by the Landlord), the Tenant shall, if requested by the Landlord, remove such protrusion within 10 days following the Landlord’s request, failing which the Landlord may do so, in which case the Tenant will pay the costs incurred by the Landlord in removing such protrusion, together with an administrative fee equal to 15% of such costs, within 30 days following the Tenant’s receipt of an invoice for such costs. For clarity, the foregoing does not apply to any protrusions made by or on behalf of the Tenant and which the Landlord has consented to in writing (which consent may be unreasonably withhold).

9.9	Tenant Not to Overload

The Tenant shall not:

(a)	bring upon the Premises or any part thereof, any machinery, equipment, article or thing that by reason of its weight, size or use, might in the opinion of the Landlord damage the Premises or the Building;

(b)	overload the floors of the Premises;

(c)	overload any of the utility, electrical, mechanical or structural systems in or servicing the Premises; or

(d)	place anything on or suspend anything from the roof structure or the Building structure without first obtaining the Landlord’s prior written consent, which consent may be unreasonably and arbitrarily withheld.

If any damage is caused to the Premises or the Building by any machinery, equipment, object or thing or by its overloading, or by any act, neglect, or misuse on the part of the Tenant, the Tenant shall promptly repair such damage, or at the option of the Landlord, pay the Landlord on demand the cost of making good such damage together with an amount equal to 15°0 of such costs representing the Landlord’s overhead.

9.10	Protection of Equipment

The Tenant shall protect from damage all of the heating and air-conditioning apparatus, water, gas and drain pipes, water closets, sinks and accessories thereof in or about the Premises and keep same free from all obstructions that might prevent their free working and give to the Landlord prompt written notice of any accident to or defects in same or any of their accessories. Any damage resulting from misuse or failure to protect same shall be the sole responsibility of the Tenant. The Tenant specifically undertakes to install and maintain at its sole cost and expense, fire extinguishers and such other fire protection equipment as is deemed reasonably necessary or desirable by the Landlord, any Authority or insurance body.

Article 10.00 - USE OF PREMISES

10.1	Use of Premises

The Premises may only be used for the Permitted Uses and may not be used, in whole or in part, for any other business or purpose.

10.2	Conduct of Business

In the conduct of the Tenant’s business, the Tenant shall:

(a)	not do, nor suffer or permit to be done, any acts which may damage the Development or be a nuisance or menace to the Landlord or to other tenants in the Building;

(b)	not do, nor suffer or permit to be done, any act in or about the Development which hinders or interrupts the flow of traffic to, in and from the Building and not do, nor suffer or permit anything to be done which will in any way obstruct the free movement of persons doing business in the Building with any tenant or other occupant in the Building;

(c)	not commit or suffer or permit to be committed any waste upon the Premises;

(d)	not cause, permit or suffer any odours, vapours, steam, water, vibrations or other undesirable effects to emanate from the Premises or any equipment or installation therein;

(e)	not store or place anything in the Common Areas, including outside garbage or other containers;

(f)	not obstruct any conduit, wiring, pipe, duct, access panel and the like or do or omit to do any other thing which would unreasonably restrict access to any Building system or facility including heating, ventilating or air-conditioning units or equipment; and

(g)	not use any travelling or flashing lights, or displays, or any signs, television or other audio-visual or mechanical devices, in a manner so that they can be seen outside of the Premises and not use any loudspeakers, sound system, television, phonographs, radio or other audio-visual or mechanical devices in a manner so that they can be heard outside of the Premises, without in each case obtaining the prior written consent of the Landlord. If the Tenant uses any such equipment without receiving the prior written consent of Landlord or in a manner inconsistent with the terms of the Landlord’s consent, the Landlord may, without liability on its part, remove such equipment without notice at any time, in which case the Tenant shall: (i) reimburse the Landlord for the costs incurred by the Landlord in removing such equipment, plus an administration fee of 15° a of such costs, within 30 days following the Tenant’s receipt of an invoice from the Landlord; and (ii) repair all damage to the Premises caused by the installation and removal of such equipment;

(i)	not sell or permit the sale of counterfeit goods;

(ii)	not engage in acts or activities (including the sale of goods or services) which may infringe the intellectual property rights of third parties;

(h)	carry out all modifications, alterations of or to the Premises and the Tenant’s conduct of business in or its use of the Premises which are required by any of the Authorities referred to in section 10.3;

(i)	obtain and provide evidence to the Landlord from time to time on demand being made by the Landlord that the Tenant has obtained all necessary approvals, licenses and consents from all Authorities having jurisdiction for the operation of its business on and from the Premises and that such approvals, licenses and consents are in full force and effect;

(j)	if required by the Landlord or any Authority, the Tenant shall properly contain within the Premises and dispose of its garbage in accordance with practices acceptable to the Landlord or any Authority, as the case may be.

10.3	Observance of Law

The Tenant shall, at its sole cost and expense, and subject to the other provisions of this Lease, promptly:

(a)	observe and comply with all Laws now or hereafter in force which pertain to or affect the Premises, the Tenant’s use of the Premises or the conduct of any business in the Premises, or the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Premises; and

(b)	observe and comply with all police, fire and sanitary regulations imposed by any Authority or made by insurance underwriters.

10.4	Rules and Regulations

The Tenant and the Tenant’s Employees are bound by, and shall observe the rules and regulations attached as Schedule “E” and such further and other rules and regulations that may be made by the Landlord after the date of this Lease relating to the Development, or any part of it, and which the Landlord informs the Tenant of in writing. The Landlord may, from time to time, amend the rules and regulations or adopt and promulgate additional rules and regulations applicable to the Development, including rules and regulations for the operation, use and maintenance of the Common Areas, which rules and regulations may differentiate between different types of businesses in the Development. All such rules and regulations are deemed to be incorporated into and form part of this Lease, but if there is a conflict between such rules and regulations and any other provision of this Lease, such other provision of this Lease prevails. The Landlord is not responsible to the Tenant for the non-observance or violation of any of the rules and regulations by other tenants of the Development or other Person and is under no obligation to enforce any such provisions.

10.5	Energy Conservation

The Tenant shall cooperate with the Landlord regarding any programs and procedures undertaken by the Landlord, either voluntarily or by reason of legal, regulatory or insurance requirements, for environmental improvement, pollution control, waste recycling, energy conservation and similar matters.

10.6	Exhibiting Premises

The Landlord and the Landlord’s Employees may, at all reasonable times, enter upon the Premises in order to exhibit them to such Persons as the Landlord may determine.

10.7	By-Laws

The Tenant shall not make any application or representation to or for any Authority which would have the effect of, in any way, amending or varying the provisions of any Laws affecting the Premises (including the zoning affecting the Premises), without first obtaining the written consent and authorization of the Landlord.

10.8	Window Coverings

The Tenant shall not, without the prior written consent of the Landlord, install any blinds, drapes, curtains or any other window coverings in the Premises and shall not remove, add to or change the blinds, drapes, curtains or other window coverings installed by the Landlord from time to time. The Tenant shall keep all window coverings open or closed at various times as the Landlord may from time to time reasonably direct by the rules and regulations or otherwise, to the extent that closing or opening the window coverings is required for the Tenant’s comfort.

10.9	Name of Building

The Tenant may not refer to the Building by any name other than such name as may be designated from time to time by the Landlord as the name of the Building. The Tenant may only use the name of the Building for the business address of the Tenant and for no other purpose without the written consent of the Landlord.

10.10	Access

The Tenant may have access to the Premises throughout the Term, subject to the Landlord’s reasonable security requirements, Force Majeure and the terms of this Lease.

Article 11.00 - ENVIRONMENTAL MATTERS

11.1	Environmental Laws and Policies

Without limiting the provisions of section 10.3, the Tenant shall, at its sole cost, comply with all Environmental Laws (including obtaining any required permits, licenses or similar authorizations) and all environmental terms, conditions and policies which may be established by the Landlord from time to time in respect of the use, treatment, handling, clean up and disposal of Hazardous Substances. The Tenant shall not permit any Person to engage in any activity in or on the Development (including in or on the Premises) that may reasonably be anticipated to lead to a violation of any Environmental Laws or the imposition or assertion of liability or responsibility under any Environmental Laws on such Person, the Tenant or the Landlord.

11.2	Use of Hazardous Substances

(a)       The Tenant shall not bring or allow to be present in the Development any Hazardous Substances, but may transport Permitted Substances (as defined below) over the Common Areas to and from the Premises as long as it does not deposit or leave them in the Common Areas (except on any common loading dock serving the Premises, in which case the Tenant shall remove them from such common loading dock as soon as reasonably possible).

(b)       The Tenant shall not bring or allow to be present in the Premises any Hazardous Substances, other than those Hazardous Substances, if any, which the Tenant requires for the proper operation of its business operations in the Premises, being those listed on Schedule “G” (the “Permitted Substances”). The Tenant shall notify the Landlord in writing of any proposed changes to the Permitted Substances and the Tenant must receive the Landlord’s prior written consent to any such changes. The Tenant shall provide the Landlord with a written statement describing:

(i)	the procedures used by the Tenant to contain and handle Hazardous Substances and Permitted Substances; and

(ii)	the procedures used by the Tenant to contain and deal with spills of Hazardous Substances and Permitted Substances,

within 20 days following the Landlord’s request for such a statement. The Tenant shall properly contain and handle all Hazardous Substances and Permitted Substances within the Premises and dispose of same in accordance with all applicable Environmental Laws.

(c)       Except as permitted by section 11.2(b), the Premises may not be used for the sale, transport, transfer, production, storage, manufacture, processing, packaging of or other dealing with any Hazardous Substance except if, and so long as, approved by the Landlord in writing and whenever any such approval is given, such sale, transport, transfer, production, storage, manufacture, processing, packaging thereof, or other dealing therewith, shall be only in accordance with the written directions of, and conditions imposed by, the Landlord.

(d)       The Tenant shall immediately notify the Landlord of the existence of any Hazardous Substances (other than the Permitted Substances) on the Lands of which it becomes aware.

(e)       The Tenant shall not use any Hazardous Substances or Permitted Substances in a manner which may cause or contribute to an adverse environmental effect upon the Premises, the Lands, any other lands or to the environment.

(f)       Upon the expiry of the Term, or at such other times as may be required by any lawful Authority, the Tenant shall:

(i)	remove from:

(A)	the Premises:

(I)	all Hazardous Substances and Permitted Substances which were placed, brought or allowed onto the Premises during the Term; and

(II)	anything contaminated by such Hazardous Substances or Permitted Substances and which the Landlord designates as being the Tenant’s property in accordance with section 11.3(c); and

(B)	the Common Areas:

(I)	all Hazardous Substances and Permitted Substances which were placed, brought or allowed onto the Common Areas during the Term by the Tenant, the Tenant’s Employees or any Transferee; and

(II)	anything contaminated by such Hazardous Substances or Permitted Substances and which the Landlord designates as being the Tenant’s property in accordance with section 11.3(c);

(ii)	upon expiration or termination of the Lease, remove any underground or aboveground storage tanks, pipes and other equipment associated with such tanks (including, but not limited to, any product which is in and has escaped from such tanks) installed at the Premises by or on behalf of, or used by the Tenant; and

(iii)	make good any damage to the Premises or the Development by the work described above.

11.3	Tenant’s Responsibility

(a)       The Tenant is solely responsible and liable for any clean-up and remediation required by the Landlord or any Authority having jurisdiction of any Hazardous Substances or Permitted Substances which the Tenant, the Tenant’s Employees, any Transferee or any Person having business with the Tenant causes or allows to be released onto or into the air, the Premises, the Common Areas, other lands and/or the groundwater or surface waters under or on the Lands or any other lands. Upon the occurrence of any such release, the Tenant shall immediately give written notice to the Landlord and take all steps necessary to remedy the situation giving rise to such release.

(b)       If any clean-up or remediation is required in accordance with section 11.3(a), the Tenant shall, at its sole cost, prepare all necessary studies, plans and proposals and submit them to the Landlord for approval, provide all bonds and other security required by any lawful Authorities and carry out the work required. In carrying out such work, the Tenant shall keep the Landlord fully informed of the progress of the work. The Landlord may, in its sole discretion, elect to carry out all such work, or any part of it, and, if the Landlord does so, the Tenant shall pay for all costs in connection therewith, together with an administrative fee equal to 15% of such costs, within 15 days of written demand being made by the Landlord.

(c)       All Hazardous Substances and Permitted Substances brought or allowed onto the Lands during the Term by the Tenant, the Tenant’s Employees, any Transferee or any Person having business with the Tenant will, despite any other provision of this Lease to the contrary and any expiry, termination or disclaimer of this Lease, be and remain the property and sole responsibility of the Tenant regardless of the degree or manner of affixation of such Hazardous Substances and Permitted Substances to the Premises or the Lands. In addition, and at the option of the Landlord, anything contaminated by such Hazardous Substance or Permitted Substances will automatically become the property of the Tenant.

(d)       If the Tenant is required by any applicable Environmental Laws to maintain environmental and operating documents and records, including permits and licenses (collectively, “Environmental Records”), the Tenant shall maintain all requisite Environmental Records in accordance with all applicable Environmental Laws. The Landlord may inspect all Environmental Records at any time during Term on 24 hours’ prior written notice, but no prior notice shall be required in the case of an emergency, real or apprehended.

(e)       The Tenant shall promptly notify the Landlord in writing of:

(i)	any notice by any Authority alleging a possible violation of or with respect to any Environmental Laws in connection with operations or activities in the Premises;

(ii)	any charges laid by any Authority alleging a violation by the Tenant, the Tenant’s Employees or a Transferee of any Environmental Laws in connection with operations or activities in the Premises;

(iii)	any orders made against the Tenant pursuant to any Environmental Laws in connection with its operations or activities in the Premises; and

(iv)	any notices received by the Tenant from any Person concerning any release or alleged release of any Hazardous Substances or Permitted Substances from the Premises.

(f)       The Tenant shall provide to the Landlord a copy of any environmental site assessment of the Premises conducted by or for the Tenant at any time during the Term within 10 days of the Tenant receiving same.

11.4	Landlord’s Audit Right

(a)       The Landlord may, at any time:

(i)	enter the Premises for the purpose of causing an environmental audit of the Premises and/or the Common Areas to be carried out, and in connection with such audit, the Landlord may.

(A)	conduct tests and environmental assessments or appraisals;

(B)	remove samples from the Premises;

(C)	examine and make copies of any relevant documents or records relating to the Premises; and

(D)	interview the Tenant’s Employees.

(b)       The scope and breadth of any such environmental audit will be determined by the Landlord in its sole discretion. The Landlord is responsible for the cost of any such audit except if such audit reveals contamination of the Premises or the Development, or any part of it (including the Premises) caused by the Tenant, the Tenant’s Employees, any Transferee, or the Tenant’s invitees, in which case the Tenant shall pay such costs to the Landlord within 30 days following receipt of an invoice from the Landlord on account of such costs.

(c)       If any audit reveals any breach by the Tenant of the Tenant’s Covenants contained in this Lease, the Tenant shall immediately take such steps as are necessary so as to rectify such breach.

(d)       Unless instructed to do so by the Landlord, the Tenant may not carry out, or cause to be carried out, any environmental audit of the Premises.

(e)       If the Tenant fails to comply with any of its obligations under this section, the Landlord may, in its sole discretion and at the expense of the Tenant, perform the necessary work to carry out such obligations. Upon the Landlord rendering an invoice to the Tenant on account of such work, the Tenant shall pay same to the Landlord within 20 days following receipt of such invoice from the Landlord.

11.5	Survival of Obligations

For greater clarity, the obligations of the Tenant under this Article relating to Hazardous Substances and Permitted Substances will survive the expiry, repudiation or earlier termination of this Lease. To the extent that the performance of such obligation requires access to or entry upon the Premises or the Lands, or any part thereof, following such expiry, repudiation or earlier termination:

(a)	the Tenant may only have such entry and access at such times and upon such terms and conditions as the Landlord may from time to time specify; and/or

(b)	the Landlord may undertake the performance of any necessary work in order to complete such obligations of the Tenant, but having commenced such work, the Landlord shall have no obligation to the Tenant to complete such work and may require the Tenant to do so. All costs incurred by the Landlord in undertaking such work, together with an administrative fee of 15°0, shall be paid by the Tenant to the Landlord within 20 days following delivery to the Tenant of an invoice for such work.

Article 12.00 - INSURANCE AND INDEMNIFICATION

12.1	Tenant’s Insurance

(a)       The Tenant shall, at its sole cost and expense, take out and keep in full force and effect throughout the Term and any period when it is in possession of the Premises, the following insurance:

(i)	“all-risks” insurance (including flood and earthquake) upon property of every description and kind owned by the Tenant, or for which the Tenant is legally liable, or installed by or on behalf of the Tenant (including stock-in-trade, furniture, fittings, installations, signs (wherever located in the Development), alterations, additions, partitions and fixtures) and anything in the nature of a Leasehold Improvement in the Premises (regardless of when or who installed same), all of the foregoing in an amount not less than the full replacement cost thereof without deduction for depreciation. Such policy must contain a contingent liability from enforcement of building bylaws endorsement, a stated amount clause and an inflation protection endorsement. If there is a dispute as to the amount of full replacement cost of Leasehold Improvements, the decision of the Landlord or its Mortgagee shall be conclusive. The Landlord and every Mortgagee must be included on such insurance policies as named insureds, but only in respect of the Leasehold Improvements. Such insurance policies may contain reasonable deductibles in amounts acceptable to the Landlord, acting reasonably;

(ii)	commercial general liability insurance on an occurrence basis against claims for personal injury, bodily injury, property damage or loss, contractual liability, “all-risks” tenants’ legal liability for the full replacement cost of the Premises (without deduction for depreciation), non-owned automobile liability, employer’s liability and owners’ and contractors’ protective insurance coverage with respect to the Premises and the Common Areas. The coverage under such insurance is to include the use, activities and operations in the Premises by the Tenant and the Tenant’s Employees and the use, activities and operations in any other part of the Development by the Tenant and the Tenant’s Employees. Such policies must be written on a comprehensive basis with limits of not less than $5,000,000.00 for any one occurrence, or such higher limits as the Landlord or its Mortgagee may reasonably require from time to time. The Landlord, the Landlord’s property manager (if any) and the Mortgagee must be included on such insurance policies as additional insureds;

(iii)	business interruption insurance in an amount which will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in section 12.1(a)(i) and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or the Building as a result of such perils and which shall: (A) include a provision for the payment of Rent; (B) include a contingent business interruption endorsement; and (C) be in a profits form of coverage with an indemnity period of not less than 12 months;

(iv)	broad form comprehensive boiler and machinery insurance on a blanket repair and replacement cost basis with limits for each accident in an amount at least equal to the replacement cost (without depreciation) of all Leasehold Improvements and of all boilers, pressure vessels, heating, ventilating and air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant (other than equipment owned by the Landlord) or by others (other than the Landlord) on behalf of the Tenant in the Premises or that relates to or serves the Premises, subject to an agreed amount clause. The Landlord and every Mortgagee must be included on such insurance policies as named insureds, but only in respect of the Leasehold Improvements. The Tenant is only required to carry such insurance if it has in the Premises equipment that would be covered by such insurance;

(v)	standard owners’ form automobile liability insurance providing third party liability insurance with $2,000,000.00 inclusive limits, and accident benefits insurance covering all licensed vehicles owned or leased by or on behalf of the Tenant;

(vi)	exterior glass insurance (but such insurance is not required if coverage is provided in the insurance described in section 12.1(a)(i)); and

(vii)	any other form or forms of insurance as the Tenant or the Landlord or the Mortgagee may reasonably require from time to time in amounts and for insurance risks against which a prudent tenant would protect itself.

The Tenant is responsible for the payment of all:

(viii)	insurance premiums for the insurance policies required by this section; and

(ix)	deductibles payable under the insurance policies required by this section.

(b)       All policies required by this section must:

(i)	be with insurers qualified to sell insurance in the Province in which the Premises are located and who have an A.M. Best rating of at least A- or equivalent;

(ii)	contain an endorsement requiring the insurers under such policies to notify the Landlord in writing at least 30 days prior to any material change or cancellation thereof;

(iii)	contain a waiver in favour of the required additional named insureds pursuant to this Lease of any breach of warranty clause such that the insurance policies in question shall not be invalidated in respect of the interests of such additional named insureds by reason of a breach by the Tenant of any warranty contained in such policies; and

(iv)	contain a clause stating that the Tenant’s insurance policy will be considered as primary insurance and will not call into contribution any other insurance that may be available to the Landlord.

(c)       All public liability insurance required by this section must contain a severability of interest clause and a cross liability clause.

(d)       All property, boiler and machinery and business interruption insurance required by this section must contain a waiver of any rights of subrogation which the insurers of the Tenant may have against the Landlord and the Landlord’s Employees whether the damage is caused by the act, omission or negligence of the Landlord or the Landlord’s Employees. All property and boiler and machinery insurance required by this section must:

(i)	contain a dispute loss agreement clause, unless such insurance is with the same insurer, in which case such clause is not required;

(ii)	if required by the Landlord, contain the Mortgagee’s standard form of mortgage clause; and

(iii)	name the Landlord as the first loss payee in respect of the Leasehold Improvements in the Premises.

(e)       Prior to the earlier of the commencement of any Fixturing Period and the Commencement Date, and within 10 days following the Landlord’s written request from time to time, the Tenant shall furnish to the Landlord:

(i)	a certificate of insurance in the form attached as Schedule “H” signed by the Tenant’s insurers or the authorized representative of the insurer; or

(ii)	if required by the Landlord or any Mortgagee, certified copies of all such policies.

In no event may the Tenant have possession of the Premises until such time as such certificate or certified copies, as the case may be, are received and approved by the Landlord. The Tenant shall provide written evidence of the continuation of such policies not less than 10 days prior to their respective expiry dates. No review, approval or acceptance of any insurance policy or certificate by the Landlord will in any way alter the Landlord’s rights under this Lease or the Tenant’s obligations under this section 12.1.

(f)       If:

(i)	the Tenant fails to take out or maintain any of the insurance required by this section; or

(ii)	any of the insurance required by this section is not approved by the Landlord and the Tenant fails to rectify the situation within 48 hours after written notice by the Landlord that it does not approve of such insurance, then the Landlord may:

(iii)	treat such failure as an Event of Default; or

(iv)	take out such of the insurance required by this section as the Landlord elects to take out. In such event, the Tenant shall reimburse the Landlord for all costs incurred by the Landlord in taking out the insurance the Landlord elects to take out, plus an administrative fee equal to 15[0]0 of such amount, immediately upon receipt of an invoice from the Landlord.

(g)       Regardless of any other provision of this Lease to the contrary, the Tenant hereby releases and waives any and all Claims against the Landlord and the Landlord’s Employees with respect to occurrences to be insured against by the Tenant in accordance with its obligations under this Lease and whether any such Claims arise as a result of the gross negligence or otherwise of the Landlord or the Landlord’s Employees.

(h)       In case of loss or damage under the Tenant’s insurance, the proceeds of insurance for the Leasehold Improvements in the Premises are hereby assigned and made payable to the Landlord as first loss payee. If the Tenant is not in default of its obligations under this Lease, the Landlord shall, upon the Tenant’s written request, release such proceeds to the Tenant in progress payments at stages determined by a certificate of the Landlord’s Expert stating that repairs to each such stage have been satisfactorily completed free of liens by the Tenant. If the Tenant is in default of its obligations under this Lease, the Landlord may retain such proceeds without liability to the Tenant for interest or otherwise until the default has been, in the opinion of the Landlord, remedied. If the Tenant fails to make such repairs, the Landlord may perform the repairs and apply the proceeds to the cost thereof. If the Lease is terminated upon the happening of any damage or any destruction as provided for in Article 17.00 or for any other reason, all such proceeds of insurance shall be retained by the Landlord for the Landlord’s own use.

12.2	Adverse Impact on Insurance

(a)       If any of the Landlord’s insurance premiums are increased by reason of anything done or omitted or permitted to be done by the Tenant or by anyone permitted by the Tenant to be upon the Premises, the Tenant shall pay the full amount of such increase to the Landlord within 15 days after receipt of an invoice for such additional premiums. In determining the Tenant’s responsibility for any increased insurance costs, a statement issued by the organization, company or insurer establishing the insurance premiums or rates for the relevant insurance policies stating the reasons for such increase will be conclusive evidence in determining the Tenant’s responsibility for same.

(b)       If any insurance on any part of the Development is cancelled or threatened to be cancelled by the insurer by reason of the use or occupation of the Premises or any part thereof by the Tenant or by any Transferee or by anyone permitted by the Tenant to be upon the Premises and the Tenant fails to remedy the condition giving rise to the cancellation or threatened cancellation within 48 hours after receipt of written notice from the Landlord requiring the Tenant to so remedy such condition, then an Event of Default will be deemed to have occurred.

12.3	Landlord’s Insurance

(a)       The Landlord shall take out and maintain the insurance specified in sections 12.3(a)(i), 12.3(a)(ii), 12.3(a)(iii) and 12.3(a)(iv) throughout the Term and may take out the insurance contemplated by section 12.3(a)(v) at such times as the Landlord may determine:

(i)	“all-risks” property insurance on the Building and all property owned by the Landlord relative to the Development for an amount not less than replacement cost thereof from time to time (including foundations), against loss or damage by perils from time to time embraced by or defined in a standard all-risk insurance policy (including fire, explosion, impact by air craft or vehicles, lightning, riot, vandalism, malicious acts, smoke, leakage from defective equipment, wind storm, hail, collapse, back-up of sewer, flood and earthquake);

(ii)	boiler, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus and machinery insurance on the equipment contained in the Building which is owned by the Landlord and on a broad form blanket cover repair and replacement basis;

(iii)	“all-risk” rent and rental value insurance insuring loss of gross rental value attributable to the perils insured against by the Landlord (including loss of rent and other amounts receivable from tenants in the Development (assuming full occupancy of the Building), including the Rent payable under this Lease) for an indemnity period of not less than 12 months;

(iv)	commercial general liability insurance on an occurrence basis with respect to the Landlord’s operations in the Development, such coverage to include the Landlord’s Employees and its contractors, subcontractors and agents while working on behalf of the Landlord. Such policy shall contain a limit of not less than $5,000,000.00 per occurrence and in the aggregate; and

(v)	any other form or forms of insurance as the Landlord or its Mortgagee may reasonably require from time to time for insurance risks and in amounts against which a prudent landlord would protect itself.

(b)       All such insurance policies may contain such deductibles as would be carried by a prudent owner of a similar building.

(c)       Despite the Landlord’s covenants in section 12.3(a) and the Tenant’s contributions towards the cost of the Landlord’s insurance:

(i)	no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord;

(ii)	the Tenant is not entitled to share in or receive the benefit of any portion of any insurance proceeds received by the Landlord; and

(iii)	the Tenant is not relieved of any liability arising from or contributed to by its negligence or wilful acts or omissions.

The Landlord is not accountable to the Tenant regarding the use of any insurance proceeds arising from any claim and the Landlord is not obliged on account of such contributions to apply such proceeds to the repair or restoration of that which was insured, unless otherwise provided in this Lease. If the Tenant wishes to receive indemnity by way of insurance for any property, work or thing whatever, the Tenant shall insure same for its own account and may not look to the Landlord for reimbursement or recovery in the event of loss or damage from any cause, whether or not the Landlord has insured same and recovered therefor.

12.4	Limitation of the Landlord’s Liability

The Landlord is not liable or responsible in any way to the Tenant or to any other Person for and the Tenant hereby releases the Landlord from all Claims of every nature and kind arising out of or in respect of:

(a)	any occurrence on, in or relating to the Development or any part of it however caused, including resulting from: strikes; lockouts; war; riots; insurrection; acts of God; fire; smoke; explosions; falling or defective plaster, ceiling tiles, fixtures or signs; broken glass; steam; fumes; vapours; odours; dust; dirt; cinders; grease; acid; oil; any noxious, offensive or excessive liquids, solids or gases; any Hazardous Substance; debris; vibration; radiation; air or noise pollution; theft; vandalism; breakage; vermin; electricity; electrical or other wiring, computer or electronic equipment or systems malfunction or stoppage; water; rain; floods; flooding; freezing; earthquake, tornado or hurricane; wind; snow; sleet; hail; frost; ice; excessive heat or cold; sewage; sewer backup; toilet overflow; leaks or discharges from any part of the Development, or from any pipes, sprinklers, appliances, equipment, electrical or other wiring, plumbing fixtures, roof, windows, skylights, doors, trap doors or subsurface of any floor or ceiling of any part of the Building or from the street or any other place, or by dampness or climatic conditions or from any other cause whatsoever;

(b)	the acts of (including the negligent and wilful acts of): (i) other tenants or other occupants of the Development; (ii) any Person in the Development; (iii) occupants of properties adjacent to the Lands; and/or (iv) the public;

(c)	the Landlord or its representatives entering the Premises to undertake any work therein, or to exercise any of the Landlord’s rights or remedies hereunder, or to fulfil any of the Landlord’s obligations hereunder, or in the case of emergency;

(d)	any interruption or cessation of or failure in the supply of any Utilities or heating, ventilating, air-conditioning and humidity control; or

(e)	losses or damage insured against or required to be insured against by the Tenant pursuant to this Lease.

All property kept or stored on the Premises is at the risk of the Tenant and the Tenant shall hold the Landlord harmless from and against Claims arising out of damages to same, including any subrogation claims by the Tenant’s insurers or by third parties.

12.5	Indemnification of Landlord

The Tenant shall indemnify the Landlord and save it harmless from and against any and all Claims in connection with:

(a)       the occurrence of any event described in section 12.4(e), except to the extent caused by the gross negligence of the Landlord or the Landlord’s Employees;

(b)       all Claims of the Tenant and Persons permitted by it to be on the Premises by reason of the suspension, non-operation, or failure for any period of time of any Utilities, heating, ventilating, air-conditioning or humidity control;

(c)       the failure of the Tenant to observe and perform any of the Tenant’s Covenants;

(d)       the occupancy or use by the Tenant of the Premises, including the conduct and operation by the Tenant of its business on the Premises;

(e)       any Hazardous Substance or Permitted Substance being brought into, produced or maintained in, or discharged from, the Premises during the Term, except for any Hazardous Substances brought into the Premises by the Landlord or the Landlord’s Employees;

(f)       any occurrence in or around the Development caused, in whole or in part, by the act, failures, omissions or negligence of the Tenant or the Tenant’s Employees; and

(g)       any occurrence on the Premises however caused, except to the extent caused by the gross negligence of the Landlord or the Landlord’s Employees.

If the Landlord, without actual fault on its part, is made a party to any litigation commenced by or against the Tenant, the Tenant shall indemnify and hold the Landlord harmless and shall pay all costs and expenses (including all legal expenses) incurred or paid by the Landlord in connection therewith.

12.6	Employees

(a)       Every indemnity, exclusion or release of liability by the Tenant in this Lease and every waiver of subrogation contained in any of the Tenant’s insurance policies extend to and benefit the Landlord, the Landlord’s Mortgagee, the Landlord’s Employees, any management company employed by the Landlord to manage the Development and all of their respective servants, agents, directors, officers, employees and those for whom the Landlord is in law responsible (collectively, the “Landlord Beneficiaries”). The Landlord is the agent or trustee of the Landlord Beneficiaries solely to the extent necessary for the Landlord Beneficiaries to take the benefit of this section, but the Landlord is under no obligation to take any steps or actions on behalf of the Landlord Beneficiaries to enable them to obtain the benefits of this section unless it chooses to do so in its sole and absolute discretion.

(b)       Every indemnity, exclusion or release of liability by the Landlord in this Lease and every waiver of subrogation contained in any of the Landlord’s insurance policies extend to and benefit the Tenant and the Tenant’s Employees. The Tenant is the agent or trustee of the Tenant’s Employees solely to the extent necessary for the Tenant’s Employees to take the benefit of this section, but the Tenant is under no obligation whatsoever to take any steps or actions on behalf of the Tenant’s Employees to enable them to obtain the benefits of this section unless it chooses to do so in its sole and absolute discretion.

Article 13.00 - ASSIGNING AND SUBLETTING

13.1	Consent Required

The Tenant may not effect a Transfer without the prior written consent of the Landlord in each instance, which consent will not be unreasonably or arbitrarily withheld and the decision as to whether or not such consent will be given will not be unreasonably delayed. The consent by the Landlord to any Transfer to a Transferee, if granted, will not constitute a waiver of the necessity for such consent to any subsequent Transfer. This prohibition against a Transfer includes a prohibition against any Transfer by operation of law. No Transfer will occur, and the Landlord will not be deemed to have given its consent to a Transfer, by reason of a failure by the Landlord to reply to a request by the Tenant for consent to a Transfer.

13.2	Factors for Consent

Notwithstanding the fact that the Landlord may not unreasonably or arbitrarily withhold its consent to a Transfer, the Landlord will be considered to be reasonably withholding its consent if its reason or reasons for doing so is or are based upon all or any of the following factors:

(a)	any factor which a court of law would consider to be reasonable;

(b)	the Tenant is in default of any of the Tenant’s Covenants;

(c)	there is an outstanding Event of Default;

(d)	the Transferee not having, in the Landlord’s opinion, a satisfactory financial covenant or business history;

(e)	the Transferee, its principals or any partnership or corporation in which the Transferee or its principals was a member or a shareholder at the time (other than a public corporation described in section 13.4) having become bankrupt or insolvent or having defaulted (other than by a minor technical default which shall be determined by the Landlord acting reasonably) under the terms of any lease for premises whether leased from the Landlord or other Persons;

(f)	the rent to be charged by the Tenant to the Transferee being less than the Rent;

(g)	the Transferee does not intend to actually use and occupy the Premises in accordance with the terms of this Lease,

(h)	the Transferee being an existing tenant of the Landlord;

(i)	the Landlord having available for leasing to the Transferee other premises in the Building; or

(j)	the giving of such consent would cause the Landlord to be in breach of restrictive or exclusive use clauses granted by the Landlord to other tenants in the Building.

13.3	Transfers

(a)       If the Tenant intends to effect a Transfer, in whole or in part, the Tenant shall provide the Landlord with prior written notice of its intention to effect a Transfer, which written notice shall set out the name of the proposed Transferee and its principals and be accompanied by:

(i)	such information regarding the proposed Transferee as the Landlord may reasonably require in order to determine whether or not to consent to the proposed Transfer, including information concerning the principals of the Transferee, a detailed breakdown of the proposed Transferee’s, and its principals’ prior business experience, complete credit, financial and business information regarding the proposed Transferee and its principals and an original copy of all documents and agreements relating to the proposed Transfer; and

(ii)	the Landlord’s then current non-refundable administrative fee for considering the Tenant’s request for consent (currently being $1,000.00, plus HST). Such fee excludes any legal fees and disbursements which the Landlord may incur in connection with a request for its consent, which shall also be payable by the Tenant.

The Landlord is not required to consider any request for its consent until such time as it has received all of the preceding information and monies. The Landlord will, within 30 days after having received such written notice and ail such necessary information and monies, notify the Tenant in writing either that:

(iii)	it consents (subject to the Tenant complying with all of the provisions of this section 13.3 on its part to be complied with) or does not consent to the Transfer; or

(iv)	it elects to cancel this Lease in preference to giving its consent. If the proposed Transfer relates to only a part of the Premises, the Landlord’s right to cancel this Lease will relate only to such part and, in such event, the Tenant will, at its sole cost and expense, arrange for the partitioning of the Premises so as to separate the part being proposed to be transferred from the remainder of the Premises, subject to the provisions of section 9.4. If the Landlord elects to cancel this Lease, the Tenant will notify the Landlord in writing within 15 days thereafter of the Tenant’s intention either to refrain from such Transfer or to accept the cancellation of this Lease. If the Tenant fails to advise the Landlord within such 15 day period or if it advises the Landlord that it accepts the Landlord’s cancellation of this Lease, this Lease will be terminated upon the thirtieth day following the date that the Landlord advised the Tenant in writing of its decision to cancel this Lease and the Tenant will, on such date, deliver up possession of the Premises in accordance with all of the provisions of this Lease relating to the surrender of the Premises at the expiration of the Term and all Rent shall be adjusted to the date of such termination. If the Tenant advises the Landlord that it intends to refrain from such Transfer, the Landlord’s election to cancel this Lease will become null and void in such instance. Notwithstanding the foregoing, the Landlord may not exercise its foregoing right to cancel this Lease if the proposed Transferee is an affiliate (as that term is defined in the Canada Business Corporations Act) of the Tenant.

(b)       If there is a Transfer of this Lease, the Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent required to be paid pursuant to this Lease, but no acceptance by the Landlord of any payments by a Transferee shall be deemed a waiver of the obligation to obtain the Landlord’s consent to a Transfer, or the acceptance of the Transferee as tenant, or a release of the Tenant from the further performance by the Tenant of the Tenant’s Covenants.

(c)       Any document evidencing an assignment will be prepared by the Landlord or its solicitors. Any document evidencing the Landlord’s consent to a Transfer will be prepared by the Landlord or its solicitors.

(d)       All legal costs incurred by the Landlord with respect to a request by the Tenant for the Landlord’s consent to a proposed Transfer shall be paid by the Tenant to the Landlord upon demand, and, in any event, prior to the Landlord giving its consent. For clarity, the Tenant shall pay such costs whether or not the Landlord consents to the proposed Transfer. The Tenant shall provide to the Landlord such deposit on account of the Landlord’s legal cost as the Landlord or its solicitors may require prior to the Landlord instructing its solicitors to deal with the proposed Transfer.

(e)       Every Transfer is conditional upon the Tenant and the Transferee executing an agreement with the Landlord providing for the following:

(i)	the Transferee’s agreement to be bound by all of the Tenant’s Covenants as if such Transferee had originally executed this Lease as tenant;

(ii)	if the Transferee is not an assignee, the Transferee’s agreement that, at the Landlord’s option, all of the Transferee’s right, title and interest in and to the Premises absolutely terminates upon the surrender, release, disclaimer or merger of this Lease; and

(iii)	the Transferee’s agreement to waive any right it, or any person on its behalf, may have to disclaim, repudiate or terminate this Lease pursuant to any bankruptcy, insolvency, winding-up or other creditors’ proceeding, including the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), and to agree that in the event of any such proceeding the Landlord will comprise a separate class for voting purposes.

If the Tenant effects a Transfer requiring the Landlord’s consent without obtaining such consent or effects a Transfer without entering into the agreement contemplated by this section 13.3(e), then effective the date of such Transfer, the Tenant and the Transferee will be deemed to have entered into the agreement described above with the Landlord.

(f)       If, as a result of any Transfer, the Tenant is entitled, directly or indirectly, to receive a rent, payment, fee or any other consideration, in the form of cash, negotiable instrument, goods, services or in other form whatsoever, which is greater than the Minimum Rent payable hereunder to the Landlord, then the Tenant shall pay any such excess to the Landlord within 10 days after receipt thereof by the Tenant from time to time. The Tenant shall immediately make available to the Landlord upon request all of the Tenant’s books, records and documentation so as to enable the Landlord to verify the receipt or the amount of any such excess.

(g)       All amounts payable by the Tenant pursuant to this Lease up to the effective date of the Transfer, including all amounts required to be paid by the Tenant pursuant to this section 13.3, shall be paid in full to the Landlord prior to the Landlord executing the document affecting the Transfer and evidencing its consent thereto, and until such time as the said amounts are paid in full, the Landlord shall be under no obligation to give its consent to the Transfer or execute the document effecting the Transfer and evidencing its consent thereto. Where any such amounts cannot be finally determined at that time, the Tenant shall deposit with the Landlord an amount reasonably estimated by the Landlord to cover such undetermined amounts, such amount to be held by the Landlord without any liability for interest thereon until the estimated amounts become finally determined by the Landlord, at which time the appropriate adjustments shall be made.

(h)       Regardless of the effective date of any permitted Transfer as between the Tenant and the Transferee, all Rent for the month in which such effective date occurs shall be paid in advance by the Tenant so that the Landlord shall not be required to accept partial payments of Rent for such month from either the Tenant or any Transferee.

(i)       If this Lease is disclaimed or terminated by any trustee in bankruptcy of any Transferee or by the Transferee in accordance with its rights under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada) , the Tenant shall not be released from its obligations under this Lease, as amended by the document affecting the Transfer, and the Tenant shall, from the date of such disclaimer or termination, continuously, actively and diligently carry on business in the Premises pursuant to the terms of this Lease for the balance of the Term. The Tenant’s obligations under this section shall survive any such disclaimer or termination.

(j)       The Landlord has no liability for any losses, damages (direct, indirect, consequential, economic or otherwise), costs or expenses incurred by the Tenant as a result of the Landlord unreasonably withholding its consent to any Transfer. The Tenant’s only remedy in connection with the Landlord unreasonably withholding its consent to a proposed Transfer is to bring an application to the courts (after giving the Landlord the prescribed notice under the Rules of Civil Procedure) for a declaration that such Transfer should be allowed.

(k)       Notwithstanding any Transfer permitted or consented to by the Landlord, the Tenant will not be released from its obligation to observe and perform the Tenant’s Covenants and the Tenant and the Transferee will be jointly and severally liable for the observance and performance of the Tenant’s Covenants for the duration of the Term and any renewals or extensions thereof.

13.4	Corporate Ownership

(a)       If the Tenant is a corporation or if the Landlord consented to a Transfer of this Lease to a corporation, any transfer or issue by sale, assignment, bequest, inheritance, operation of law or other disposition, or by subscription, from time to time of all or any part of the corporate shares of the Tenant or of any direct or indirect parent corporation of the Tenant which results in any change in the present effective voting control of the Tenant by the Person holding such voting control at the date of execution of this Lease (or at the date a Transfer of this Lease to a corporation is permitted) shall, for the purposes of this Article 13.00, be deemed a Transfer and the provisions of sections 13.1, 13.2 and 13.3 shall apply (with such changes in points of detail as are necessary), to the fullest extent possible even though there will not be a Transferee.

(b)       If the Tenant does not acquire the prior written consent of the Landlord as required by section 13.1 to a Transfer of the type described in section 13.4(a), then without limiting any of the Landlord’s rights and remedies against the Tenant, the Landlord may, but is not obligated to, terminate this Lease upon 5 days’ written notice to the Tenant given up to 60 days after the date the Landlord becomes aware of such Transfer. The Tenant shall make available to the Landlord, or its lawful representatives, ail corporate books and records of the Tenant for inspection at all reasonable times, in order to ascertain whether there has been any change in control.

(c)       The preceding provisions of this section 13.4 do not apply to the Tenant if at the time of a Transfer contemplated by section 13.4(a):

(i)	the Tenant is a public corporation whose shares are traded and listed on any recognized stock exchange in Canada or in the United States; or

(ii)	the Tenant is a private corporation but is controlled by a public corporation defined as aforesaid,

so long as in either case prior to or as soon as reasonably possible thereafter, the Landlord has received assurances satisfactory to the Landlord that there will be a continuity of the existing management of the Tenant, and of its business practices and policies notwithstanding any such sale, transfer or other disposition of controlling shares.

13.5	No Advertising of the Premises

The Tenant shall not print, publish, post, display or broadcast any notice or advertisement to the effect that the Premises are for lease or for sale or otherwise advertise the proposed sale or lease of the whole or any part of the Premises and shall not permit any broker or other party to do any of the foregoing, unless the complete text and format of any such notice, advertisement or offer is first approved in writing by the Landlord. Without in any way restricting or limiting the Landlord’s right to refuse any text or format on other grounds, no text proposed by the Tenant shall contain any reference to the rental rate of the Premises.

13.6	Sale or Assignment by Landlord

If the Landlord sells or leases the Development, or any part of it, or if the Landlord assigns this Lease, or any interest in it, then to the extent that such purchaser, tenant or assignee assumes the Landlord’s Covenants, the Landlord will, and without further agreement, be freed and relieved of all liability with respect to the Landlord’s Covenants.

Article 14.00 - CONSTRUCTION AND OTHER LIENS

14.1	Discharge Of Liens

The Tenant shall pay all of its contractors and suppliers and do all things necessary so as to minimize the possibility of a lien attaching to the Lands, but if any such lien is registered on title to the Lands, the Tenant shall discharge it within 10 days following the date that the Landlord gives written notice to the Tenant demanding it be discharged (the “Discharge Period”). The Tenant may, however, contest the validity of any such lien, but in doing so it must, prior to the expiry of the Discharge Period:

(a)	obtain an order of a court of competent jurisdiction discharging the lien from the title to the Lands by paying into Court such monies as may be required in order to obtain such an order; and

(b)	discharge such lien from title to the Lands.

If the Tenant fails to discharge any such lien prior to the expiry of the Discharge Period, then, in addition to any other right or remedy of the Landlord, the Landlord may discharge such lien by paying the amount claimed to be due into Court and the Tenant shall reimburse the Landlord for the amount paid by the Landlord into court and for all costs and expenses (including legal expenses) incurred by the Landlord in securing such discharge within 10 days following the Tenant’s receipt of an invoice from the Landlord.

Article 15.00 - FIXTURES AND SIGNS

15.1	Removal and Restoration by Tenant

(a)       All Alterations made to the Premises by the Tenant, or made by the Landlord on the Tenant’s behalf, whether before or after the Commencement Date (including all electrical, computer and telephone cabling), shall become the property of the Landlord immediately upon their installation in the Premises and without compensation to the Tenant. The Tenant shall not remove from the Premises any plumbing, heating, ventilation, air-conditioning or lighting equipment, wiring (including computer and telecommunication wiring and cabling) or electric panels and services, other building services, Alterations or Leasehold Improvements, but the Tenant:

(i)	shall remove its trade fixtures at the end of the Term or the earlier termination thereof, but if the Tenant is in default of any of the Tenant’s Covenants, it may only remove its trade fixtures if the Landlord consents to the Tenant removing them;

(ii)	shall, at the end of the Term or the earlier termination thereof, remove such of the Leasehold Improvements (including computer and telephone cabling) and Alterations in the Premises as the Landlord advises the Tenant in writing (either before or after the expiration of the Term) that it requires to be removed;

(iii)	may remove its trade fixtures during the Term in the usual and normal course of its business, provided the Tenant is not in default hereunder;

(iv)	shall, at the end of the Term or the earlier termination thereof, remove from the Premises all of its (whether owned or leased) equipment, inventory, furniture and other personal property not affixed to the Premises;

(v)	shall, at the end of the Term or the earlier termination thereof, remove from the Development all exterior and interior signs (other than Building standard signage erected by the Landlord) which the Tenant caused to be erected; and

(vi)	shall, at the end of the Term or the earlier termination thereof, carry out the removals and work required by section 11.2(f),

all such items being removed being called a “Removable Item” or “Removable Items”. The Tenant shall, in the case of every removal of a Removable Item, either during or at the end of the Term, make good any damage caused to the Premises or the Development by the installation and removal of any Removable Item, all at the Tenant’s sole cost and expense. The Tenant shall also, if required by the Landlord (either before or after the expiration of the Term), restore the Premises to the condition in which they existed prior to the installation of the Removable Items, reasonable wear and tear of the type described in section 9.1(c) excepted, including the restoration of such standard fixtures as may have been installed by the Landlord and which were removed or altered by the Tenant in connection with the installation of the Removable Items. Notwithstanding the foregoing, the Tenant shall not be required to restore the office portion of the Premises to the condition in which it existed prior to the installation of the Removeable Items, but shall otherwise comply with all other provisions of this section 15.1 in respect of the office portion of the Premises.

(b)       If the Tenant does not remove the Removable Items which it is required to remove pursuant to section 15.1(a) at the expiration or earlier termination of the Term, the Removable Items remaining on the Premises beyond the end of the Term (or such part of them as the Landlord may designate) shall be deemed abandoned and, to the extent not otherwise the property of the Landlord, become the property of the Landlord and the Landlord may use them, retain them, destroy them, sell them (on such terms as the Landlord may determine, which need not be reasonable) or otherwise deal with them in such manner as the Landlord determines in its sole and absolute discretion, all without any obligation, compensation or duty to account to the Tenant. For greater clarity, if the Landlord sells any Removable Items in accordance with the foregoing, the Landlord shall be entitled to retain all proceeds received from such sale for its own account and without any duty to account to the Tenant. The Landlord may also remove such of the Removable Items as the Landlord may designate and store them at the Tenant’s risk and expense. The Tenant shall indemnify and save harmless the Landlord:

(i)	for the costs of removing the Removable Items from the Premises and for the repair and restoration of the Premises caused by the removal of the Removable Items; and

(ii)	from all Claims made by third parties against the Landlord in connection with the Landlord dealing with the Removable Items in accordance with the terms of this section.

(c)       At the end of the Term, the Tenant shall remove from the Premises, at its sole cost and expense, all Hazardous Substances and Permitted Substances which may have been placed on or brought onto or into the Premises during the Term. The Tenant shall make good any damage caused to the Premises or the Building by the removal of such Hazardous Substances and Permitted Substances at its sole cost and expense. Notwithstanding section 15.1(b), in no event will any Hazardous Substances and Permitted Substances left on the Premises by the Tenant be considered the Landlord’s property, except to the extent that the Landlord was responsible for any Hazardous Substances being located on the Premises.

15.2	Tenant’s Signs

(a)       The Tenant may not paint, affix or display any sign, fixture, advertisement, notice, lettering or decoration on any part of the Lands or the exterior part of the Development or in any part of the Premises which is visible from the exterior of the Premises without the prior written consent of the Landlord as regards the size, content, location and manner of affixation of such signs. All signs installed by the Tenant must comply with all applicable Laws. The Landlord may institute a sign policy for tenants of the Building from time to time and same are incorporated as an integral part of this Lease. The Landlord may erect all of the Tenant’s signs in or on the Building and the cost of the signs and their installation will be paid by the Tenant as Additional Rent on demand together with 15% of the cost of such installation representing the Landlord’s overhead.

(b)       Subject to the terms of section 15.2(a) and to space being available, the Tenant may install a sign in the sign band on the exterior wall of each of the south and east sides of the Building (or, if the Tenant so chooses, on only one of such sides).

15.3	Landlord’s Signs

The Landlord may at any time during the:

(a)       last 6 months of the Term, place upon the exterior of the Premises or the Building, or on the Lands, a sign stating that the Premises are “For Lease”; and

(b)       Term, place upon the exterior of the Building or on the Lands, a sign stating the Development is “For Sale”.

Such signs shall be of reasonable dimensions and shall be reasonably placed so as not to interfere with the Tenant’s business, and the Tenant shall not remove such signs, or permit same to be removed.

Article 16.00 - STATUS STATEMENT, ATTORNMENT AND SUBORDINATION

16.1	Status Statement

The Tenant shall, at the request of the Landlord, from time to time, execute and deliver to the Landlord a statement in writing, in the form supplied by the Landlord and addressed to the Person(s) required by the Landlord, certifying that the Lease is unmodified and in full force and effect (or if modified, stating the modification and that the Lease is in full force and effect as modified); the Commencement Date; the amount of Rent then being paid under this Lease; the dates to which Rent has been paid; whether or not there is any existing default on the part of the Landlord of which the Tenant is aware; and any other particulars regarding this Lease, the Premises, the Building, the Lands or the Indemnification Agreement (if any) as the Landlord may require. The Tenant shall execute and return such statement to the Landlord within 10 days following the date that the request for such statement was made, failing which the Landlord may sign such statement on behalf of the Tenant, in which case the Tenant may not dispute the validity or accuracy of the matters contained in such statement.

16.2	Attornment

If proceedings are brought for the foreclosure of, or if there is exercise of the power of sale under any Mortgage of, the Development and/or the Lands, the Tenant shall attorn to the Mortgagee or the purchaser upon any such foreclosure or sale and recognize such Mortgagee or the purchaser as the landlord under this Lease. The Tenant shall execute, within 15 days following the Landlord’s written request, such instruments or certificates to carry out the intent of this section 16.2 as shall be requested by the Landlord, or such Mortgagee or purchaser.

16.3	Lease Subordination

This Lease and all of the Tenant’s rights under this Lease are subject and subordinate to all Mortgages registered on title to the Lands on the date when the parties execute this Lease (and to all advances made or subsequently made upon the security thereof and all renewals, modifications and extensions thereof). If required by the Landlord or any future Mortgagee, this Lease will be deemed to be subject and subordinate to all future Mortgages registered on title to the Lands after the date the parties execute this Lease (and to all advances made or hereafter to be made upon the security thereof and all renewals, modifications and extensions thereof). The Tenant agrees to execute, within 15 days following the written request of the Landlord or a Mortgagee, an agreement or instrument confirming such subordination.

16.4	Non-Disturbance Agreement

If requested in writing by the Tenant, the Landlord will request from each of its Mortgagees a non-disturbance agreement in favour of the Tenant. Such non-disturbance agreement shall be on the Mortgagee’s standard form and will, among other things, provide that if the Mortgagee enforces its security, the Tenant will be entitled to remain in possession of the Premises in accordance with the terms of this Lease provided that no Event of Default occurs. If the Tenant wishes to make changes to a Mortgagee’s standard form of non-disturbance agreement, the Tenant shall negotiate such changes directly with the Mortgagee. All costs incurred by the Landlord in connection with attempting to obtain such non-disturbance agreements, including all legal costs and any amounts charged by the Mortgagee, shall be paid for by the Tenant on demand being made by the Landlord. For greater clarity, all such costs shall be paid by the Tenant regardless of whether or not the Landlord obtains the said non-disturbance agreements. The Tenant shall provide to the Landlord such deposit on account of such costs as the Landlord may reasonably require prior to the Landlord attempting to obtain such non-disturbance agreements.

16.5	Power of Attorney

The Tenant hereby irrevocably constitutes the Landlord the agent or attorney of the Tenant for the purpose of executing the documents contemplated by sections 16.1, 16.2 and 16.3 and for making application at any time and from time to time to register postponements of this Lease in favour of Mortgages in order to give effect to the provisions of section 16.2 and section 16.3. The Landlord shall only exercise such power of attorney if the Tenant fails to execute and return to the Landlord the document requested within 15 days after the Landlord requests the Tenant in writing to sign same. The Tenant may not dispute the validity or effectiveness of any document signed by the Landlord in accordance with this section 16.5 and this section may be pleaded by the Landlord as a complete estoppel against any Claims brought by the Tenant seeking to dispute or challenge the validity or effective of any document signed by the Landlord in accordance with this section.

16.6	Financial Information and Other Information

The Tenant shall, within 10 days following the Landlord’s written request, provide the Landlord with:

(a)	copies of such of the Tenant’s and the Indemnifier’s (if any) financial statements as the Landlord may require; and

(b)	a certificate (certified to be true and correct by a senior officer of the Tenant or by a knowledgeable partner where the Tenant is a partnership) which shall:

(i)	in the case where the Tenant is a corporation, name every direct and indirect shareholder of the Tenant; or

(ii)	in the case where the Tenant is a partnership, name every direct and indirect partner of the Tenant,

but if the Tenant, or a direct or indirect shareholder of the Tenant, is a public corporation, such certificate does not have to disclose the names of the shareholders of such public corporation.

Article 17.00 - DAMAGE, DESTRUCTION AND EXPROPRIATION

17.1	Destruction

If at any time during the Term the Building is damaged or destroyed by fire, lightning or tempest or by other casualty (the date of such damage or destruction being called the “Damage Date”), then the following provisions apply:

(a)	if:

(i)	the damage or destruction renders 30[0]0 percent or more of the Rentable Area of the Building wholly unfit for occupancy or it is impossible or unsafe to use and occupy it;

(ii)	in the opinion of the Landlord the Building is damaged or destroyed to such a material extent or the damage or destruction is of such a nature that the Building must be or should be totally or partially demolished, whether or not the Premises are damaged or destroyed and whether the Premises are to be reconstructed in whole or in part or not; or

(iii)	the damage or destruction is caused by an uninsured peril (being a peril not covered under the insurance to be maintained by the Landlord pursuant to this Lease); or

(iv)	if any Mortgagee exercises its rights under its Mortgage to apply all or part of the insurance proceeds received, or receivable, by the Landlord on account of such damage or destruction so that there would not be sufficient, or if for any other reason there are insufficient, insurance proceeds to pay for the estimated cost (as estimated by the Landlord) of the Landlord’s Reconstruction (as defined below), then the Landlord may at its option terminate this Lease by giving to the Tenant notice in writing of such termination within 60 days following the Damage Date, in which event this Lease and the Term hereby demised will cease and be at an end as of the Damage Date and the Rent will be apportioned and paid in full to the Damage Date;

(b)	if the damage or destruction is such that the Premises, in the opinion of the Landlord, cannot be repaired with reasonable diligence within 240 days from the Damage Date (the “Repair Period”), then the Landlord or the Tenant may terminate this Lease by giving to the other notice in writing of such termination within 60 days following the Damage Date, in which event this Lease and the Term hereby demised will cease and be at an end as at the Damage Date and the Rent will be apportioned and paid in full to the Damage Date. If neither the Landlord nor the Tenant terminates this Lease, then the Landlord will do the Landlord’s Reconstruction and if the Premises has been rendered wholly unfit for occupancy or if it is impossible or unsafe to use and occupy it, the Minimum Rent (but not the Additional Rent) will abate (to the extent of insurance recoveries received by the Landlord) from the Damage Date until the earlier of:

(i)	the later of:

(A)        60 days following the date that the Tenant is permitted to commence the Tenant’s Reconstruction (as defined in section 17.1(e)) in accordance with section 17.1(e); and

(B)       the date on which the Landlord has completed the Landlord’s Reconstruction; and

(ii)	the date that the Tenant recommences its business operations in the Premises,

the “Abatement Period”. The term “Landlord’s Reconstruction” in this Article 17.00 means the reconstruction or repair of those items (other than Leasehold Improvements) insured under the insurance carried by the Landlord pursuant to sections 12.3(a)(i), (ii) and (iv), but excluding any items to be covered under the insurance to be maintained by the Tenant pursuant to section 12.1;

(c)	if the damage or destruction is such that the Premises, in the opinion of the Landlord, can be repaired with reasonable diligence within the Repair Period, then the Landlord will do the Landlord’s Reconstruction and, if the Premises has been rendered wholly unfit for occupancy or if it is impossible or unsafe to use and occupy it, the Minimum Rent (but not the Additional Rent) will abate (to the extent of insurance recoveries received by the Landlord) throughout the Abatement Period;

(d)	if this Lease is not terminated in accordance with the preceding provisions of this section 17.1 and the damage or destruction is such that a portion of the Premises is capable of being partially used for the purposes for which it is hereby demised, then:

(i)	notwithstanding the preceding provisions of this section 17.1, the Minimum Rent (but not the Additional Rent) will only abate proportionately (to the extent of insurance recoveries received by the Landlord) to the part of the Premises rendered untenantable throughout the Abatement Period, but only if the length of time to complete the necessary repairs will take more than 30 days; and

(ii)	the Landlord shall do the Landlord’s Reconstruction;

(e)	if this Lease is not terminated in accordance with the preceding provisions of this section 17.1, then the Tenant may not commence carrying out the repairs and replacements which are the Tenant’s obligations in this Lease (the “Tenant’s Reconstruction”) until such time as the Landlord advises the Tenant in writing that the Landlord’s Reconstruction, if any, has progressed to the point that the Tenant may commence the Tenant’s Reconstruction without interfering with the completion of the Landlord’s Reconstruction. Upon being so advised by the Landlord, or if there is no Landlord’s Reconstruction to be performed, the Tenant shall thereafter proceed to carry out and complete the Tenant’s Reconstruction as soon as reasonably possible;

(f)	if the Landlord elects to repair, reconstruct or rebuild the Building in accordance with the provisions of this Article 17.00, the Landlord may use plans and specifications and working drawings in connection therewith which are different from those used in the original construction of the Building; and

(g)	the decision of the Landlord’s Expert as to the time in which the Building and/or the Premises can or cannot be repaired, the state of tenantability of the Premises and/or the Building and as to the date on which the Landlord’s Reconstruction is completed, shall be final and binding on the parties. The Landlord shall use reasonable efforts to cause its Expert to advise the Landlord and the Tenant of the length of time it will take to repair the damage to the Building and/or the Premises as soon as possible following the Damage Date.

17.2	Expropriation

(a)       If during the Term all or any part of the Premises are expropriated by any lawful expropriating Authority, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the expropriating Authority takes possession of the Premises.

(b)       If during the Term:

(i)	all or any part of the Building is expropriated by any lawful expropriating Authority or purchased under the threat of such taking; and

(ii)	the Landlord determines that substantial alteration or reconstruction of the Building is necessary or desirable as a result of such expropriation or purchase,

then, whether or not the Premises are or may be affected, the Landlord may terminate this Lease by giving the Tenant at least 60 days’ written notice of such termination within 60 days of such taking or purchase. If the Landlord exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice.

(c)       On the date that the Lease terminates in accordance with section 17.2(a) or (b):

(i)	the Tenant shall surrender to Landlord the Premises and this Lease; and

(ii)	the Landlord may re-enter and take possession of the Premises and the provisions of section 15.1 shall apply.

(d)       Each party shall have the right to recover from the expropriating Authority, but not from the other, such compensation as may be separately available to each party from the expropriating Authority by reason of such expropriation or taking. The Tenant shall take no steps or actions which would compromise the Landlord’s claim against the expropriating Authority. No party shall assert any Claims against the other arising out of such expropriation or taking.

Article 18.00 - LANDLORD’S COVENANTS

18.1	Quiet Enjoyment

If the Tenant observes and performs the Tenant’s Covenants, then the Tenant may peaceably possess and enjoy the Premises for the Term without any hindrance, interruption or disturbance from the Landlord or any other Person lawfully claiming by, from or under the Landlord.

Article 19.00 - DEFAULT

19.1	Default

(a)       On the occurrence of an Event of Default:

(i)	the Landlord may re-enter the Premises and expel all Persons and remove all property from the Premises. Such property may be removed and sold or disposed of by the Landlord in such manner as the Landlord in its sole and absolute discretion deems advisable or it may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without service of notice or resort to legal process and without the Landlord being considered guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby including any such loss or damage caused by the gross negligence of the Landlord or its servants and agents. If the Landlord sells such property, the Landlord may retain all proceeds received from such sale for its own account, but the Landlord will apply such proceeds against the damages suffered by the Landlord as a result of such re-entry; and

(ii)	the full amount of the current month’s Rent together with the next 3 months’ Rent becomes immediately due and payable as accelerated Rent and the Landlord may immediately distrain for such Rent.

(b)       If the Landlord elects to re-enter the Premises or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by law, the Landlord may either:

(i)	terminate this Lease. The Landlord may effect such termination by written notice to Tenant (a “Termination Notice”), it being understood and agreed to by the Tenant that actual possession of the Premises shall not be required to effect a termination of this Lease and that the delivery of a Termination Notice to the Tenant alone shall be sufficient. Such Termination Notice may, in the Landlord’s sole discretion, permit the Tenant to remain on the Premises as a tenant at will, which tenancy at will may be terminated at any time by either party without any prior notice. The Tenant agrees that, if Landlord serves a Termination Notice which, among other things, permits Tenant to remain in possession of the Premises as a tenant at will, this Lease will thereupon be terminated and the Tenant shall be a tenant at will and that the Landlord may reenter the Premises at any time thereafter without further notice; or

(ii)	as agent for the Tenant and without terminating this Lease, make any alterations and repairs which the Landlord, in its sole and absolute discretion, deems necessary in order to re-let the Premises, or any part thereof, as agent for the Tenant for such term or terms (which may be for a term extending beyond the Term) and at such rent and upon such other terms, covenants and conditions as the Landlord in its sole and absolute discretion considers advisable. Upon each such re-letting all rent received by the Landlord will be applied as follows:

(A)	first to the payment of any indebtedness other than Rent due hereunder;

(B)	second, to the payment of any costs and expenses of re-letting, including brokerage fees and solicitors’ fees and the costs of all alterations and repairs to the Premises which the Landlord, in its sole and absolute discretion, deems necessary in order to re-let the Premises;

(C)	third, to the payment of Rent due and unpaid hereunder; and

(D)	the residue, if any, will be held by the Landlord and applied in payment of future Rent as same becomes due and payable hereunder.

If the rent received from such re-letting during any month is less than that payable by the Tenant under the terms of this Lease, the Tenant will pay any such deficiency in advance on the first day of each month. If the Landlord has other premises available in the Development for lease, the Landlord is under no obligation whatsoever to first re-let, or attempt to re-let, the Premises ahead of such other available premises and the Landlord is entitled to lease all such other available premises prior to re-letting the Premises, and in so leasing such other available premises, the Landlord will not be in breach of any obligation on its part, if any, to mitigate its losses upon re-entering or taking possession of the Premises. The Landlord is in no way responsible or liable for any failure to re-let the Premises or any part thereof, or for any failure to collect any Rent due upon any such re-letting. Notwithstanding any re-entry or re-letting without termination of this Lease, the Landlord may at any time thereafter elect to terminate this Lease for the previous breach.

No re-entry or taking possession of the Premises by the Landlord will be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to the Tenant.

(c)       If the Landlord terminates this Lease, in addition to any other remedies it may have, the Landlord may recover from the Tenant all damages it incurs by reason of the Tenant’s breach including the cost of recovering the Premises, brokerage fees and solicitors’ fees, the cost of all tenant inducements, alterations and repairs to the Premises which the Landlord, in its sole and absolute discretion, deems necessary in order to re-let the Premises and the worth at the time of such termination of the excess, if any, of the amount of Rent required to be paid pursuant to this Lease for the remainder of the Term (had this Lease not been terminated) over the then rental value of the Premises, as determined by the Landlord, for the remainder of the Term (had this Lease not been terminated), all of which amounts shall be immediately due and payable by the Tenant to the Landlord. Upon any termination of this Lease, the Landlord shall be entitled to retain all of the monetary deposits provided by the Tenant as liquidated damages on account of the minimum amount of damages which the parties agree the Landlord will suffer as a result of such termination, all without the necessity for any legal proceedings and without prejudice to the Landlord’s right to claim and recover such additional damages as the Landlord may suffer or incur. In no circumstances whatsoever shall the Landlord be required to return the said deposits or any part thereof to the Tenant.

19.2	Legal Expenses

If the Landlord seeks the assistance of legal counsel to recover possession of the Premises, re-let the Premises, recover Rent, or because of the breach of any of the other Tenant’s Covenants, or to advise the Landlord on any of the foregoing matters, the Tenant shall pay to the Landlord all legal expenses incurred by the Landlord on demand.

19.3	Rights Cumulative

The rights and remedies given to the Landlord in this Lease are distinct, separate and cumulative, and no one of them, whether or not exercised by the Landlord will be deemed to be in exclusion of any other rights or remedies provided in this Lease or by law or in equity.

19.4	Acceptance of Rent - Non-Waiver

No receipt of monies by the Landlord from the Tenant after the cancellation or termination of this Lease in any lawful manner will reinstate, continue or extend the Term, or affect any notice previously given to the Tenant or operate as a waiver of the right of the Landlord to enforce the payment of Rent then due or thereafter falling due, or operate as a waiver of the right of the Landlord to recover possession of the Premises by proper suit, action, proceedings or other remedy. After the service of any notice to terminate or cancel this Lease and the expiration of any time therein specified or after the commencement of any suit, action, proceeding or other remedy, or after a final order or judgment for possession of the Premises, the Landlord may demand, receive and collect any monies due, or thereafter falling due without in any manner affecting such notice, suit, action, proceeding, order or judgment. Any and all such monies so collected will be deemed payments on account of the use and occupation of the Premises or at the election of the Landlord on account of the Tenant’s liability hereunder.

19.5	No Waiver

No condoning or waiver by either the Landlord or Tenant of any default or breach by the other at any time or times in respect of any of the Landlord’s Covenants or the Tenant’s Covenants, respectively, to be performed or observed by the other will be deemed or construed to operate as a waiver of the Landlord’s or Tenant’s rights or remedies under this Lease or at law, as the case may be, in respect of any continuing or subsequent default or breach nor so as to defeat or affect in any way the rights or remedies of the Landlord or Tenant under this Lease or at law, as the case may be, in respect of any such continuing or subsequent default or breach. In particular, no act by the Landlord (including the subsequent acceptance of Rent by the Landlord) will be deemed to be a waiver of any preceding breach by the Tenant of any of the Tenant’s Covenants or constitute a waiver of any of the Landlord’s rights or remedies (including its right to terminate this Lease) in respect of such preceding breach by the Tenant regardless of the Landlord’s knowledge of such preceding breach at the time of such act by the Landlord. Unless expressly waived in writing, the failure of the Landlord or the Tenant to insist in any one or more cases upon the strict performance of any of the Landlord’s Covenants or the Tenant’s Covenants, respectively, to be performed or observed by the other will not be deemed or construed to operate as a waiver for the future strict performance or observance of such Landlord’s Covenants or Tenant’s Covenants, as the case may be.

19.6	Accord and Satisfaction

No payment by the Tenant or receipt by the Landlord of a lesser amount than any instalment or payment of Rent due under this Lease will be deemed to be other than on account of the amount due. No endorsement or statement on any cheque or any letter accompanying any cheque or payment of Rent will be deemed an acknowledgement of full payment or an accord and satisfaction, and the Landlord may accept and cash such cheque or payment without prejudice to the Landlord’s rights to recover the balance of such instalment or payment or pursue any other remedy provided in this Lease or at law (including its right to terminate this Lease). The Landlord may, at its option, apply or allocate any sums received from or due to the Tenant against any amounts, monies or charges due and payable under this Lease in such manner as the Landlord sees fit.

19.7	Distress

(a)       The Tenant hereby waives and renounces the benefit of any present or future Laws, statutory or otherwise, taking away or limiting or purporting to take away or limit the Landlord’s right of distress (including the Tenancies and Distress for Rent Act (Nova Scotia)) and the Tenant hereby agrees with the Landlord that, notwithstanding any such laws, all goods, chattels and inventory (collectively, the “Goods”) from time to time on the Premises shall be subject to distress for Rent and the fulfilment of all of the Tenant’s obligations under this Lease in the same manner as if such laws had not been made. Upon the Landlord effecting a distress, this provision may be pleaded as an estoppel against any Claims which the Tenant, or any Person claiming through the Tenant, may bring against the Landlord in respect of any distress levied by the Landlord.

(b)       In addition to any other rights of the Landlord to distrain, the Landlord may distrain on all of the Goods in the Premises, including all heavy or connected machinery and equipment. The Landlord may, without notice to the Tenant, exercise any right of distress on the Goods and in order to do so, the Landlord may enter the Premises by any means which the Landlord in its sole and absolute discretion deems necessary, including using any keys in the Landlord’s possession to unlock any locks preventing access to the Premises or by the use of such force as the Landlord in its sole and absolute discretion deems necessary, including breaking any lock, door or window or other point of entry into the Premises. The Landlord has the right to lock the Premises, change any locks on the Premises and by any means exclude the Tenant from all or any part(s) of the Premises and by doing so, the Landlord will not thereby be terminating this Lease in the absence of an express written notice terminating this Lease. The Tenant hereby consents to being excluded by the Landlord from all or any parts of the Premises for the purpose of the Landlord exercising its right of distress and acknowledges and agrees that such exclusion will not constitute a termination of this Lease in the absence of an express written notice from the Landlord terminating this Lease. The Landlord may exercise any right of distress at any time during the day or night and on any day of the week whether or not the Premises are occupied by any Person at the time.

(c)       A distress of the Goods may be done by way of a written notice posted in or on the Premises, whether or not the Landlord locks or otherwise secures such Goods from the Tenant on the Premises or elsewhere. If the Landlord effects a distress by written notice or by any other means, the Tenant shall not use, remove or permit to be used or removed any distrained Goods and shall not interfere with the Landlord’s exercise of its right of distress.

(d)       The exercise by the Landlord of its right of distress pursuant to this section or at law will not:

(i)	constitute a trespass or breach of any express or implied term of this Lease or render the Landlord subject to any legal proceeding; or

(ii)	render the Landlord liable or responsible in any way to the Tenant or any other Person for any act, fault, default, gross negligence, breach or omission of the Landlord or its bailiffs, agents, servants, employees or any other Persons, or for any occurrence or for any cause whatsoever, including any Injury to the Tenant or others or for any loss or damage to any property of the Tenant or others.

(e)       In exercising any right of distress, the Landlord may distrain against all or any Goods, irrespective of whether, or of the degree to which, the distress may be excessive and the Tenant waives any and all rights and remedies in respect thereof. In exercising any right of distress, the Landlord may hold all distrained Goods without limit in time and the Tenant waives any and all rights and remedies in respect thereof.

(f)       In addition to others entitled to do so, the Landlord and its agents and employees may, without notice to the Tenant, purchase any Goods on the Premises distrained by the Landlord.

(g)       The Tenant may not, except in favour of the Landlord, encumber or grant any security interests in any of the Goods, which must at all times throughout the Term remain unencumbered property of the Tenant, save and except for any encumbrances or security interests in favour of the Landlord. The Landlord acknowledges that the Tenant has obtained a loan from the Province of Nova Scotia and granted a security interest in its Goods in favour of the Province of Nova Scotia (the “Security Interest”). The Security Interest shall not be deemed to be a breach of this Section 19.7(g), provided that the Tenant shall not amend its loan with the Province of Nova Scotia to incur greater obligations thereunder or further encumber its assets without the Landlord’s prior written consent.

(h)       if there remain arrears of Rent following the completion of a distress, the Landlord may levy a further distress on the remaining Goods on the Premises.

(i)       The Tenant shall indemnify and hold harmless the Landlord from and against any and all Claims arising out of the exercise by the Landlord of any of its rights under this section.

(j)       Removal by the Tenant of its goods outside of the ordinary course of the Tenant’s business, or without the Tenant having given the Landlord at least 10 days written notice of the intended removal, will be deemed to be a fraudulent or clandestine act.

(k)       The Tenant shall sign and deliver to the Landlord an undated Authorization in the form attached as Schedule “1” contemporaneously with its execution of this Lease, and at such other times as the Landlord may require in writing, in which case the Tenant will sign and return such undated Authorization within 10 days following the Landlord’s written request. The Tenant hereby (i) authorizes the Landlord to insert such date in the Authorization as the Landlord determines from time to time; and (ii) acknowledges and agrees that the Landlord may provide such Authorization to the relevant taxing Authorities in order to obtain information from such taxing Authorities as to the amount of taxes (including penalties and interest) owing by the Tenant to such taxing Authority. The Landlord is, however, only entitled to use such Authorization if there are outstanding arrears of Rent and then only to obtain information on such taxes (including penalties and interest) owing by the Tenant and for which the Landlord may become liable for paying (in whole or in part) in connection with the process of distraining upon any of the Goods.

(l)       The rights given to the Landlord pursuant to this section are in addition to, and not in replacement of, its common law right to distrain upon the Goods and this section in no way derogates from or in any way impairs the Landlord’s common law right to distrain upon the Goods.

19.8	Security Interest

Intentionally Deleted.

19.9	Restriction on Right

The Tenant hereby waives any right it, or any person on its behalf, may have to disclaim, repudiate, terminate or compromise this Lease pursuant to any bankruptcy, insolvency, winding-up or other creditors proceeding, including the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada) (“Insolvency Proceedings”) and agrees that in the event of any Insolvency Proceedings, the Landlord will comprise a separate class for voting purposes.

19.10	Right to Perform

If the Tenant fails to comply with any of the Tenant’s Covenants (the “Unperformed Covenants”) and such failure continues after the Landlord has given the Tenant prior written notice of such failure and the cure period set out in such notice has expired, then the Landlord may, at its option, and without waiving or releasing the Tenant from the strict performance of the Tenant’s Covenants, perform such of the Unperformed Covenants as the Landlord considers desirable in such manner and to such extent as the Landlord considers desirable and in doing so may pay any necessary and incidental costs and expenses. All amounts paid by the Landlord in exercising its rights in this section, plus an administrative fee equal to 15% of the amounts so paid by the Landlord, together with interest thereon at the rate provided for in section 4.5 calculated from the date of the making of the payment by the Landlord, shall be deemed Additional Rent and shall be paid by the Tenant within 5 days of demand being made on the Tenant for the payment of same.

19.11	Repayment by the Tenant

If during the original Term:

(a)	the Tenant becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors (including electing to terminate or disclaim this Lease in connection with a proposal made by the Tenant under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or any other statute allowing the Tenant to terminate or disclaim this Lease); or

(b)	this Lease is terminated for any reason,

then the Tenant shall pay to the Landlord:

(c)	the Rent which the Tenant was not required to pay during the Minimum Rent free period described in the Basic Provisions; and

(d)	the unearned portion of:

(i)	the Allowance;

(ii)	the Loan; and

(iii)	all real estate commissions and legal fees paid by the Landlord in connection with the negotiation of and entering into of this Lease,

(collectively, the “Costs”). Such unearned portion shall be determined in accordance with the following formula: Costs x R T, where:

(iv)	“R” means the number of days remaining in the original Term as of the date of the termination or disclaimer; and

(v)	“T” means the total number of days in the Term,

within 10 days following the date of such termination or disclaimer, the amount payable being deemed to be Rent in arrears immediately prior to the date of such termination or disclaimer.

Article 20.00 - GENERAL

20.1	Entire Agreement

This Lease constitutes the entire agreement between the parties pertaining to the subject matter of this Lease and supersedes all prior agreements, offers to lease, understandings, negotiations and discussions, whether oral or written, of the parties. This Lease may not be modified or amended except pursuant to an agreement in writing executed by the Landlord and the Tenant. There are no representations, warranties, covenants, inducements, conditions or other agreements, whether oral or written, express or implied, forming part of or in any way affecting or relating to this Lease, the Development, the Premises, the business which may be carried on in the Premises or the sales which may be expected from such business, except as expressly set out in this Lease. Without limiting the generality of the foregoing, the Tenant specifically acknowledges and agrees that the Landlord has not made any representations or warranties to the Tenant regarding whether the Tenant’s intended use of the Premises is permitted by the applicable zoning, the Tenant having independently satisfied itself with respect to this matter prior to signing this Lease. All representations, warranties, covenants, inducements, conditions and other agreements made by either party or their representatives which are relied upon by the other party are contained in this Lease and each party disclaims reliance on any other representations, warranties, covenants, inducements, conditions or agreements.

20.2	Impossibility of Performance

(a)       In this Lease, “Force Majeure” means, with respect to a party, any event or circumstance, regardless of whether it was foreseeable, that was not caused by that party and that prevents a party from complying with any of its obligations under this Lease (other than an obligation to pay money) and includes:

(i)	being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to perform such obligation;

(ii)	not being able to obtain any required permission or authority;

(iii)	strikes, walkouts, labour troubles, blockades or industrial disturbances;

(iv)	power failures, fluctuations or non-availability;

(v)	restrictive Laws or the orders or directions of any Authority (unless given as a result of a party’s failure to comply with any Laws);

(vi)	riots, insurrections, war, warlike operations, sabotage, terrorism, invasion or rebellion;

(vii)	abnormal weather conditions or abnormal subsurface conditions; and

(viii)	acts of God, but excludes changes in Laws and events or circumstances that results in a party not having sufficient funds to comply with an obligation to pay money.

(b)       If a party (the “Non-performing Party”) is prevented by an act of Force Majeure from performing any one or more of its obligations under this Lease (the “Affected Obligations”), the Non-performing Party will be excused from performing the Affected Obligations for the period during which the event of Force Majeure is ongoing (the “Force Majeure Period”), provided that the Non-performing Party’s inability to perform those obligations is not due to its failure to take reasonable measures to protect itself against the event or circumstance giving rise to the event of Force Majeure. The Non-performing Party must perform the Affected Obligations within a reasonable period of time following the end of the relevant Force Majeure Period.

(c)       Upon the occurrence of an event of Force Majeure, the Non-performing Party shall:

(i)	promptly notify the other party of the occurrence of such event of Force Majeure, its effect on the performance of the Affected Obligations and how long it expects such event to last (but its failure to do so will not deprive the Non-performing Party of the benefit of this section);

(ii)	update such information upon there occurring a change in such information;

(iii)	promptly advise the other party of the expiry of the Force Majeure Period; and

(iv)	use reasonable efforts to limit damages to the other party as a result of the delay in the performance of the Affected Obligations.

(d)       For clarity, the financial impecuniosity of a party does not entitle such party to the benefit of this section and the provisions of this section do not operate to excuse the Tenant from its obligation to pay Rent when due.

20.3	Notice

Any notice or other communication required or permitted to be given by this Lease shall be in writing and shall be effectively given if:

(a)	delivered personally;

(b)	sent by prepaid courier service;

(c)	sent by registered mail; or

(d)	sent by fax or email,

in the case of notice to:

(e)	the Landlord at: c/o East Port Properties Limited, Suite 25, 130 Eileen Stubbs Avenue, Dartmouth, Nova Scotia B3B 2C4

Attention: Property Manager Fax No. 902-468-8930

(f)	the Tenant at: The Premises

or at such other address as the party to whom such notice or other communication is to be given advises the party giving same in the manner provided in this section, but notice by the Landlord to the Tenant will be sufficiently given if sent to the Premises notwithstanding any other address which the Tenant may give to the Landlord. Any notice or other communication delivered personally or by prepaid courier service will be deemed to have been given and received on the day it is so delivered at such address, unless such day is not a Business Day in which case it will be deemed to have been given and received on the next following Business Day. Any notice or other communication sent by registered mail will be deemed to have been given and received on the third Business Day following the date of its mailing. Any notice or other communication sent by fax or email will be deemed to have been given and received on the day it is sent provided that such day is a Business Day and it is sent before 5:00 p.m. on such day, failing which it will be deemed to have been given and received on the first Business Day after it is sent. Regardless of the foregoing, if there is a mail stoppage or labour dispute or threatened labour dispute which has affected or could affect normal mail delivery by Canada Post, then no notice or other communication may be delivered by registered mail. If two or more Persons are named as Tenant, any notice or other communication given to any one of them in accordance with this section will be deemed to have been given to all of them.

20.4	Registration

The Tenant shall not register this Lease or permit anyone acting on the Tenant’s behalf to register it. The Tenant may, however, register any registrable document which shall only disclose the Premises, the Term, the Commencement Date, the renewal rights or extension rights, if any, and the parties to this Lease (such document being called a “Notice”), but no Notice shall exhibit the Lease or any part of it and the Notice shall be subject to the approval of the Landlord’s solicitors, at the Tenant’s expense. Such approval shall be obtained prior to the Notice document being registered, and shall be prepared by the Tenant and registered at the sole cost and expense of the Tenant. The Tenant shall discharge any Notice which it registers on title to the Lands within 30 days following the expiration or earlier termination of this Lease. Prior to registering any Notice, the Tenant shall provide the Landlord with a fully signed copy of such documentation as the Landlord may require in order to discharge the document which the Tenant is proposing to register on title (the “Discharge Document”). The Landlord shall hold the Discharge Document and not register it on title unless the Tenant fails to discharge the Notice within the 30 day period described above. The Landlord may insert any required information in the Discharge Document in order to register same on title. The Tenant shall reimburse the Landlord of the costs incurred by the Landlord in registering the Discharge Document, same to be paid by the Tenant to the Landlord within 30 days following receipt of an invoice from the Landlord.

20.5	Interest in Lands

The Tenant will look solely to the interest of the Landlord in the Development for the collection or satisfaction of any money or judgement which the Tenant may recover against the Landlord and the Tenant will not look for the collection or satisfaction of any such money or judgement from any of the other assets of the Landlord or of any person who is at any time a partner, joint venturer or co-tenant with the Landlord in the Development.

20.6	Applicable Law

This Lease is to be construed in accordance with the laws of the Province of Nova Scotia and the laws of Canada applicable in the Province of Nova Scotia and is to be treated in all respects as a Nova Scotia contract. Each of the parties irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Nova Scotia.

20.7	Tenant

If the Tenant consists of more than one Person, they are jointly and severally liable for the observance and performance of the Tenant’s Covenants. If the Tenant is a partnership (the “Tenant Partnership”) each Person who is, on the date this Lease is signed, a member of the Tenant Partnership and each Person who subsequently becomes a member of the Tenant Partnership (or any successor of it), are and will be jointly and severally liable for the observance and performance of the Tenant’s Covenants and such liability will continue after such Person ceases to be a member of the Tenant Partnership (or any successor of it).

20.8	Partial Invalidity

If for any reason whatsoever any term, covenant or condition of this Lease, or the application thereof to any Person, firm or corporation or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then such term, covenant or condition:

(a)	is deemed to be independent of the remainder of the Lease and to be severable and divisible therefrom, and its validity, unenforceability or illegality does not affect, impair or invalidate the remainder of the Lease or any part thereof; and

(b)	continues to be applicable to and enforceable to the fullest extent permitted by law against any Person and circumstance other than those as to which it has been held or rendered invalid, unenforceable or illegal.

20.9	Compliance with the Municipal Government Act

It is an express condition of this Lease that the subdivision requirements of the Municipal Government Act (Nova Scotia) be complied with if applicable in law. Until any necessary consent to this Lease is obtained, the Term (including any extensions or renewals thereof) and the Tenant’s rights and entitlement granted by this Lease shall be deemed not to exceed a period of 20 years less a day from the Commencement Date. The Tenant shall apply diligently to prosecute such application for such consent forthwith upon the execution of this Lease by both the Landlord and the Tenant, and the Tenant shall be responsible for all costs, expenses, taxes and levies imposed, charged or levied as a result of such application and in order to obtain such consent. The Tenant shall at all times keep the Landlord informed of its progress in obtaining such consent and the Landlord shall cooperate with the Tenant in regard to such application, but at the sole expense of the Tenant. Notwithstanding the foregoing, the Landlord reserves the right at any time, at the Tenant’s expense, to apply for such consent in lieu of the Tenant and the Tenant’s application is hereby expressly made subject to any application which the Landlord intends to make.

20.10	Indemnification Agreement

Intentionally Deleted.

20.11	Survival of Obligations

(a)       If the Tenant is in default of any of the Tenant’s Covenants at the time this Lease expires or is terminated:

(i)	the Tenant shall remain fully liable for the performance of such Tenant’s Covenants; and

(ii)	all of the Landlord’s rights and remedies in respect of such failure shall remain in full force and effect,

all of which will be deemed to have survived such expiration or termination of this Lease.

(b)       The Landlord will not be released from its obligations under section 5.2 following the expiration or earlier termination of this Lease.

(c)       Regardless of the expiry or earlier termination of this Lease:

(i)	every indemnity, exclusion or release of liability and waiver of subrogation contained in this Lease or in any of the Tenant’s insurance policies; and

(ii)	those provisions of this Lease which are intended to have effect beyond the end of the Term, will survive the expiration or termination of this Lease and continue in full force and effect.

20.12	No Option

The Tenant acknowledges and agrees that: (a) the provision of this Lease (whether in blank form, with the particulars inserted or with negotiated amendments included) by the Landlord to the Tenant for examination by the Tenant; (b) any negotiations between the Landlord and the Tenant regarding this Lease; or (c) the submission of this Lease duly signed by the Tenant (whether or not accompanied by any deposits or rent payments) to the Landlord, shall not give the Tenant any right, interest or option in or to the Premises. The Tenant will only acquire a right and interest in the Premises, and this Lease will only become effective as a lease, upon (i) the execution of this Lease by both the Landlord and the Tenant and the delivery of a fully executed copy of this Lease; and (ii) if an Indemnification Agreement is attached to this Lease, upon the execution of such Indemnification Agreement by both the Landlord and the Indemnifier. Upon the Tenant signing and providing the Lease to the Landlord, the Tenant will be deemed to have made an offer to lease the Premises on the terms contained in such Lease which offer will be irrevocable for a period of 30 days following the date that the Landlord receives such signed copy of the Lease.

20.13	Time

Time is of the essence of this Lease and every part of it, except as may be expressly provided to the contrary in this Lease, and no extension or variation of this Lease will operate as a waiver of this provision. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Lease, unless this Lease provides to the contrary, the date which is the reference date in calculating such period will be excluded.

20.14	Counterparts and Execution

This Lease may be executed by the parties in separate counterparts all of which, when taken together, will constitute a single agreement among the parties. Execution of this Lease by a party may be evidenced by way of a faxed or emailed (by way of an Adobe Acrobat PDF file) transmission of such party’s signature, or by a photocopy of a party’s signature, each of which will constitute the original signature of such party to this Lease. Any party who evidences its signature of this Lease by fax or emailed PDF file shall, promptly following a request by any other party, provide an originally executed counterpart of this Lease, but its failure to do so will not invalidate this Lease.

20.15	No Adverse Presumption

This Lease has been negotiated and approved by the parties and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either of the parties by reason of the authorship of any of the provisions of this Lease.

20.16	Binding Effect

This Lease enures to the benefit of and is binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns. For clarity, no rights will enure to the benefit of any Transferee unless the Transfer to such Transferee has been done in accordance with the terms of Article 13.00.

IN WITNESS WHEREOF the parties have executed this Lease.

TNC 120-140 EILEEN STUBBS LTD.		IMMUNOVACCINE TECHNOLOGIES INC.

Per:	/s/ Tracy Sherren	Per:	/s/ Frederic Ors
Name:	Tracy Sherren	Name:	Frederic Ors
Title:	Secretary	Title:	CEO

I have authority to bind the Corporation.		Per:	Pierre Labbé
		Name:	Pierre Labbé
		Title:	CFO

I/We have authority to bind the Corporation.